Exhibit 1.1

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and among

HORIZON CREDIT II LLC

as Borrower,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

and

KEYBANK NATIONAL ASSOCIATION

as the Arranger and Agent,

Dated as of June 22, 2021

1.	DEFINITIONS AND CONSTRUCTION		1
	1.1	Definitions	1
	1.2	Accounting Terms	41
	1.3	Code	42
	1.4	Construction	42
	1.5	Schedules and Exhibits	42

2.	LOAN AND TERMS OF PAYMENT		42
	2.1	Revolver Advances	43
	2.2	Borrowing Procedures and Settlements	43
	2.3	Payments; Overadvances; Voluntary Prepayment; Collections Account Release	46
	2.4	Apportionment and Application of Payments	48
	2.5	Interest Rates: Rates, Payments, and Calculations	51
	2.6	Cash Management	52
	2.7	Crediting Payments	53
	2.8	Designated Account	53
	2.9	Maintenance of Loan Account; Statements of Obligations	53
	2.10	Fees	54
	2.11	Capital Requirements	55
	2.12	Interest Rates	56
	2.13	Increase in Facility Amount	56
	2.14	Reduction of Facility Amount	57

3.	CONDITIONS; TERM OF AGREEMENT		57
	3.1	Conditions Precedent to the Restatement Date and Initial Extension of Credit	57
	3.2	[Reserved]	60
	3.3	Conditions Precedent to all Extensions of Credit	60
	3.4	Term	61
	3.5	Effect of Termination	61
	3.6	Early Termination of Commitments by Borrower	61

4.	CREATION OF SECURITY INTEREST		61
	4.1	Grant of Security Interest	62
	4.2	Negotiable Collateral	62
	4.3	Collection of Accounts, General Intangibles, and Negotiable Collateral	62
	4.4	Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required	62
	4.5	Power of Attorney	64
	4.6	Right to Inspect and Verify	64
	4.7	Control Agreements	64
	4.8	Servicing of Notes Receivable	65
	4.9	Borrower’s Perfection	65
	4.10	Note Receivable Documents	65
	4.11	Release of Notes Receivable	66

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5.	REPRESENTATIONS AND WARRANTIES		66
	5.1	No Encumbrances	66
	5.2	Eligible Notes Receivable	66
	5.3	Equipment	67
	5.4	Location of Collateral	67
	5.5	Records	67
	5.6	State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims	67
	5.7	Due Organization and Qualification; Subsidiaries	68
	5.8	Due Authorization; No Conflict	68
	5.9	Litigation	69
	5.10	No Material Adverse Change	69
	5.11	Fraudulent Transfer	69
	5.12	Employee Benefits	69
	5.13	Environmental Condition	69
	5.14	Brokerage Fees	70
	5.15	Intellectual Property	70
	5.16	Leases	70
	5.17	Deposit Accounts and Securities Accounts	70
	5.18	Complete Disclosure	70
	5.19	Indebtedness	71
	5.20	Compliance	71
	5.21	Servicing	71
	5.22	Permits, Licenses, Etc.	71
	5.23	Margin Stock	71
	5.24	Government Regulation	72
	5.25	Sanctions; Anti-Corruption	72
	5.26	Patriot Act	72

6.	AFFIRMATIVE COVENANTS		72
	6.1	Accounting System	73
	6.2	Collateral Reporting	73
	6.3	Financial Statements, Reports, Certificates	74
	6.4	Notices Regarding Authorized Persons or Servicing and Accounting Staff	76
	6.5	Collection of Notes Receivable	76
	6.6	Maintenance of Properties	77
	6.7	Taxes	77
	6.8	Insurance	77
	6.9	Location of Collateral	78
	6.10	Compliance with Laws	78
	6.11	Leases	78
	6.12	Existence	78
	6.13	Environmental	79
	6.14	Disclosure Updates	79
	6.15	Formation of Subsidiaries	79
	6.16	Required Asset Documents	80
	6.17	Sale and Servicing Agreement	80
	6.18	Escrow Deposits	80
	6.19	Hedge Agreements.	80
	6.20	Sanctions; Anti-Corruption Laws	80

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7.	NEGATIVE COVENANTS		81
	7.1	Indebtedness	81
	7.2	Liens	81
	7.3	Restrictions on Fundamental Changes	81
	7.4	Disposal of Assets	82
	7.5	Change Name	82
	7.6	Nature of Business	82
	7.7	Prepayments and Amendments	82
	7.8	[Intentionally Omitted].	82
	7.9	Required Procedures	83
	7.10	Restricted Payments	83
	7.11	Accounting Methods	83
	7.12	Investments	83
	7.13	Transactions with Affiliates	83
	7.14	Use of Proceeds	83
	7.15	Collateral with Bailees	83
	7.16	Sale and Servicing Agreement.	83
	7.17	Sanctions; Anti-Corruption Use of Proceeds	84

8.	EVENTS OF DEFAULT		84

9.	THE LENDER GROUP’S RIGHTS AND REMEDIES		87
	9.1	Rights and Remedies	87
	9.2	Special Rights of the Lender Group in Respect of Notes Receivable and Purchased Participations	89
	9.3	Remedies Cumulative	90

10.	TAXES AND EXPENSES		90

11.	WAIVERS; INDEMNIFICATION		90
	11.1	Demand; Protest; etc	90
	11.2	The Lender Group’s Liability for Borrower Collateral	90
	11.3	Indemnification	91

12.	NOTICES		91

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		92

14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		93
	14.1	Assignments and Participations	93
	14.2	Successors	96

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15.	AMENDMENTS; WAIVERS		96
	15.1	Amendments and Waivers	96
	15.2	Replacement of Certain Lenders	98
	15.3	No Waivers; Cumulative Remedies	98

16.	AGENT; THE LENDER GROUP		99
	16.1	Appointment and Authorization of Agent	99
	16.2	Delegation of Duties	100
	16.3	Liability of Agent	100
	16.4	Reliance by Agent	100
	16.5	Notice of Default or Event of Default	100
	16.6	Credit Decision	101
	16.7	Costs and Expenses; Indemnification	101
	16.8	Agent in Individual Capacity	102
	16.9	Successor Agent	102
	16.10	Lender in Individual Capacity	103
	16.11	Withholding Taxes	103
	16.12	Collateral Matters	106
	16.13	Restrictions on Actions by Lenders; Sharing of Payments	108
	16.14	Agency for Perfection	108
	16.15	Payments by Agent to the Lenders	108
	16.16	Concerning the Collateral and Related Loan Documents	109
	16.17	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	109
	16.18	Several Obligations; No Liability	110
	16.19	Erroneous Payments	110

17.	GENERAL PROVISIONS		112
	17.1	Effectiveness	112
	17.2	Section Headings	112
	17.3	Interpretation	112
	17.4	Severability of Provisions	112
	17.5	Bank Product Providers	112
	17.6	Debtor-Creditor Relationship	113
	17.7	Counterparts; Electronic Execution	113
	17.8	Revival and Reinstatement of Obligations	114
	17.9	Confidentiality.	114
	17.10	Lender Group Expenses	115
	17.11	Survival	115
	17.12	Patriot Act	115
	17.13	Integration	116
	17.14	Amendment and Restatement	116

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit B-2	Form of Bank Product Provider Letter Agreement
Exhibit C-1	Form of Compliance Certificate

Schedule A-1	Approved Third-Party Lenders
Schedule A-2	Approved Third-Party Originators
Schedule A-3	Approved Senior Revolving Lenders
Schedule C-1	Commitments
Schedule P-1	Permitted Liens
Schedule R-1	Required Asset Documents
Schedule 2.6(a)	Cash Management Banks
Schedule 5.4	Locations of Collateral
Schedule 5.6(a)	Jurisdictions of Organization
Schedule 5.6(b)	Chief Executive Offices
Schedule 5.6(c)	Organizational ID Numbers
Schedule 5.6(d)	Commercial Tort Claims
Schedule 5.7(b)	Capitalization of Borrower and Horizon
Schedule 5.7(c)	Capitalization of Horizon’s Subsidiaries
Schedule 5.9	Litigation
Schedule 5.13	Environmental Matters
Schedule 5.15	Intellectual Property
Schedule 5.17	Deposit Accounts and Securities Accounts
Schedule 5.19	Permitted Indebtedness
Schedule 5.22	Licenses, Franchises, Consents and Approvals

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SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of June 22, 2021, between and among, on the one hand, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), KEYBANK NATIONAL ASSOCIATION, a national banking association, as the arranger and administrative agent for the Lenders (“Agent”), and, on the other hand, HORIZON CREDIT II LLC, a Delaware limited liability company (“Borrower”).

The parties agree as follows:

1.            DEFINITIONS AND CONSTRUCTION.

1.1            Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated under, with respect to, or on account of, an Account, chattel paper or a General Intangible, or is a debtor under, or a maker of, a Note Receivable, including any guarantor thereof.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Additional Documents” has the meaning set forth in Section 4.4(c).

“Advance” means a revolving loan advance made by a Lender to the Borrower under and in accordance with the terms hereof, including, without limitation, a Post-Termination Revolving Note Receivable Funding.

“Advance Rate” means:

(i)            at any time that there are twelve (12) or fewer unaffiliated Account Debtors with respect to the Eligible Notes Receivable included in the Borrower Collateral, (a) with respect to Eligible Notes Receivable, other than Eligible Second Lien Notes Receivable and Eligible Subordinated Notes Receivable, 50%;

(ii)            at any time that there are thirteen (13) or more unaffiliated Account Debtors but no more than twenty (20) unaffiliated Account Debtors with respect to the Eligible Notes Receivable included in the Borrower Collateral, with respect to Eligible Notes Receivable, other than Eligible Second Lien Notes Receivable and Eligible Subordinated Notes Receivable, 55%;

(iii)            at any time that there are twenty-one (21) or more unaffiliated Account Debtors but no more than twenty-nine (29) unaffiliated Account Debtors with respect to the Eligible Notes Receivable included in the Borrower Collateral, with respect to Eligible Notes Receivable, other than Eligible Second Lien Notes Receivable and Eligible Subordinated Notes Receivable, 60%;

(iv)            at any time that there are thirty (30) or more unaffiliated Account Debtors with respect to the Eligible Notes Receivable included in the Borrower Collateral, with respect to Eligible Notes Receivable, other than Eligible Second Lien Notes Receivable and Eligible Subordinated Notes Receivable, 65%; and

(v)            at any time, with respect to Eligible Notes Receivable, which are Eligible Second Lien Notes Receivable and Eligible Subordinated Notes Receivable, 50%,

provided, that, following the occurrence of the Termination Date, the Advance Rate with respect to Revolving Notes Receivable shall be reduced by 5% as of the first day of each calendar month commencing thereafter until reduced to 0% (e.g., if the Termination Date occurs on June 15, 2024, the Advance Rate with respect to a Revolving Note Receivable, shall be 65% (assuming clause (iv) above is applicable) from and including June 15, 2024 until June 30, 2024, 60% from and including July 1, 2024 until July 31, 2024, 55% from and including August 1, 2024 until August 31, 2024, etc.).

“Affected Lender” has the meaning set forth in Section 2.11(b).

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, in any event: (a) any Person which owns directly or indirectly 20% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 20% or more of the partnership, membership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.

“Agent” means KeyBank, solely in its capacity as agent for the Lenders hereunder, and any successor thereto.

“Agent Fee Letter” means that certain Agent Fee Letter dated as of the Restatement Date between the Borrower and the Agent.

“Agent-Related Persons” means Agent together with its Affiliates, officers, directors, employees, and agents.

“Agent’s Account” means an account at a bank designated by Agent from time to time as the account into which Borrower shall make all payments to Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Borrower and the Lender Group to the contrary, Agent’s Account shall be that certain deposit account bearing account number 329953020917 at KeyBank, ABA number 021300077, account name KeyBank, REF: Las Operations, and all payments by Borrower or any member of the Lender Group to such deposit account shall be designated: “Credit to: KeyBank, Re: Horizon Credit.”

“Agent’s Fees” means the fees payable to the Agent pursuant to the Agent Fee Letter.

“Agent’s Liens” means the Liens granted by Borrower to Agent for the benefit of the Lender Group under this Agreement or the other Loan Documents.

“Agreement” has the meaning set forth in the preamble hereto.

“Aggregate Outstanding Note Receivable Balance” means on any day, the Outstanding Note Receivable Balance of all Eligible Notes Receivable.

“Amortization Commencement Date” means the day immediately following the end of the Revolving Credit Availability Period.

“Amortization Period” means the period commencing on the Amortization Commencement Date and ending on the earlier of (a) payment in full of the Obligations, or (b) June 22, 2026, unless otherwise extended.

“Applicable Margin” means, with respect to any Advances outstanding, a rate per annum equal to (a) 0.25% during the Revolving Credit Availability Period, (b) 0.75% during the first 12 months of the Amortization Period and (c) 1.25% thereafter.

“Approved Forms” means the standard forms of Note Receivable Documents, including any loan application, promissory note, loan agreement, lien instrument, security agreement, guaranty, and related documents used by Horizon in the conduct of its business with its borrowers, and substantially similar in scope and content as the forms attached as an exhibit to the Closing Certificate, which forms shall be in form and substance satisfactory to Agent, together with such changes and modifications or additions thereto from time to time as Horizon may approve from time to time in accordance with the Required Procedures.

“Approved Senior Revolving Lender” means a Person listed on Schedule A-3, any bank, commercial finance company or other institutional lender that is a Subsidiary of, or a fund controlled by, a Person listed on Schedule A-3 and that targets the same market segment of the lending business as Borrower (i.e. in one of the Target Industries), or any other bank, commercial finance company or other institutional lender approved by Agent from time to time in its Permitted Discretion.

“Approved Third-Party Lender” means a bank, commercial finance company or other institutional lender listed on Schedule A-1, any bank, commercial finance company or other institutional lender that is a Subsidiary of, or a fund controlled by, a Person listed on Schedule A-1 and that targets the same market segment of the lending business as Borrower (i.e. in one of the Target Industries), or any other bank, commercial finance company or other institutional lender approved by Agent from time to time in its Permitted Discretion.

“Approved Third-Party Originator” means a bank, commercial finance company or other institutional lender listed on Schedule A-2, any bank, commercial finance company or other institutional lender that is a Subsidiary of, or a fund controlled by, a Person listed on Schedule A-2 and that targets the same market segment of the lending business as such Borrower (i.e. in one of the Target Industries), or any other bank, commercial finance company or other institutional lender approved by Agent from time to time in its Permitted Discretion.

“Asset Quality Test” means as of any date from and after the end of the Ramp-Up Period, a test which is satisfied so long as each of the following are true with respect to the Eligible Notes Receivable: (i) the Weighted Average Remaining Maturity of the Eligible Notes Receivable is less than or equal to 48 months as of such date, (ii) the Weighted Average Spread on the Eligible Notes Receivable is equal to or greater 3.00% as of such date, (iii) the weighted average internal credit rating assigned to the Eligible Notes Receivable is equal to or better than 2.7 under the Servicer’s Required Procedures, and (iv) the weighted average LTV for all Account Debtors shall not exceed 25.0%.

“Assignee” has the meaning set forth in Section 14.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit A-1.

“Authorized Person” means (a) with respect to Borrower, any of Robert D. Pomeroy, Jr., Chief Executive Officer, Gerald A. Michaud, President, Daniel Devorsetz, Chief Investment Officer, or Daniel Trolio, Chief Financial Officer, or any other individual then serving as the Chief Executive Officer, President, Chief Investment Officer, or Chief Financial Officer of Borrower, (b) with respect to Horizon, any of Robert D. Pomeroy, Jr., Chief Executive Officer, Gerald A. Michaud, President, Daniel Devorsetz, Chief Investment Officer, or Daniel Trolio, Chief Financial Officer, or any other individual then serving as the Chief Executive Officer, President, Chief Investment Officer, or Chief Financial Officer of Horizon, and (c) with respect to Servicer, any of Robert D. Pomeroy, Jr., Chief Executive Officer, Gerald A. Michaud, President, Daniel Devorsetz, Chief Investment Officer, or Daniel Trolio, Chief Financial Officer, or any other individual then serving as the Chief Executive Officer, President, Chief Investment Officer, or Chief Financial Officer of Servicer; provided, that for purposes of this Agreement, no individual who is an Authorized Person shall cease to be an Authorized Person, and no individual who is not then an Authorized Person shall become an Authorized Person, unless and until Agent has received written notice of such change from Borrower, Horizon or Servicer, as applicable, and in the case of an individual becoming an Authorized Person such individual has qualifications and experience substantially similar to the Authorized Person being replaced and Agent has completed a background check on such proposed new Authorized Person with the results of such background check being acceptable to Agent in its Permitted Discretion.

“Available Amount” means the amount equal to the lesser of (a) (i) the Maximum Availability minus (ii) the aggregate Advances outstanding on such day, and (b) the Borrowing Base on such day minus the aggregate Advances outstanding on such day minus the amount by which the Borrowing Base plus the Revolving Note Receivable Unfunded Available Amount exceeds the Maximum Availability; provided, however, that following the Termination Date, the Available Amount shall be zero.

“Available Collections” has the meaning given to such term in Section 2.4.

“Average Daily Balance” means (a) the sum of the Daily Balances for each day during a measurement period divided by (b) the number of days in the measurement period.

“Backup Servicer” means U.S. Bank National Association, solely its capacity as the Person appointed as the backup servicer of the Notes Receivable pursuant to the Sale and Servicing Agreement, or any replacement for such Person acceptable to both Borrower and Agent or otherwise appointed pursuant to the terms of the Sale and Servicing Agreement.

“Backup Servicer Engagement Letter” has the meaning set forth in the Sale and Servicing Agreement, as amended from time to time with the consent of the Agent, not to be unreasonably withheld.

“Backup Servicer Fees” means any fees payable to the Backup Servicer in accordance with the Sale and Servicing Agreement and the Backup Servicer Engagement Letter.

“Bank Product” means any one or more of the following financial products or accommodations extended to Borrower by a Bank Product Provider: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Borrower with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Borrower to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Borrower.

“Bank Product Provider” means any Lender or any of its Affiliates; provided, however, that no such Person (other than KeyBank or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent shall have received a Bank Product Provider Letter Agreement from such Person and with respect to the applicable Bank Product within 10 days after the provision of such Bank Product to Borrower; provided further, however, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

“Bank Product Provider Letter Agreement” means a letter agreement in substantially the form attached hereto as Exhibit B-2, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, Borrower, and Agent.

“Bank Product Reserve Amount” means, as of any date of determination, the Dollar amount of reserves that Agent has determined it is necessary or appropriate to establish (based upon the Bank Product Providers’ reasonable determination of their credit exposure to Borrower in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding; provided, however, that such amount shall at no time exceed the lesser of (a) ten percent (10%) of the Maximum Revolver Amount at such time, or (b) $5,000,000.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any Subsidiary or ERISA Affiliate of Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers or managing members) of a Person or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers or managing members).

“Books” means all of Borrower’s and its Subsidiaries’ now owned or hereafter acquired books and records (including all of their Records indicating, summarizing, or evidencing their assets (including the Collateral) or liabilities, all of Borrower’s and its Subsidiaries’ Records relating to their business operations or financial condition, and all of their goods or General Intangibles related to such information).

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower Collateral” means all of Borrower’s now owned or hereafter acquired right, title, and interest in and to all property, including, without limitation, each of the following:

(a)            all of its Accounts,

(b)            all of its Books,

(c)            all of its commercial tort claims,

(d)            all of its Deposit Accounts,

(e)            all of its Equipment,

(f)            all of its General Intangibles,

(g)            all of its Inventory,

(h)            all of its Investment Property (including all of its securities and Securities Accounts),

(i)            all of its Negotiable Collateral, including all of its Notes Receivable,

(j)            all of its Hedge Collateral,

(k)            all of its Supporting Obligations,

(l)            all of its Supplemental Interests,

(m)            money or other assets of Borrower that now or hereafter come into the possession, custody, or control of Agent or any Lender, and

(n)            the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

“Borrowing Base” means on any date of determination, the sum of (i) (x) the difference of (a) the Aggregate Outstanding Note Receivable Balance as of such date less (b) the Excess Concentration Amount as of such date times (y) the lesser of (a) the Weighted Average Advance Rate as of such date and (b) the Portfolio Maximum Advance Rate, plus (ii) the amount of cash and cash equivalents constituting Principal Collections held in the Collection Account.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.

“Breakage Costs” means any out-of-pocket loss, cost or expense incurred by any Lender (as reasonably determined by the applicable Lender) as a result of any prepayment of any Advance arising under this Agreement, including, without limitation, any loss or cost (excluding lost profits) in (i) liquidating or employing deposits acquired to fund or maintain such Advance or (ii) unwinding or terminating any deposit, hedging, swap or other capital market investment entered into by the Lender in the ordinary course of business in connection with funding or maintaining such Advance. The amount of any such loss or expense shall be communicated by the applicable Lender(s) to the Agent and set forth in a written notice to Borrower delivered by the Agent on behalf of such Lender(s) prior to the date of such prepayment in the case where notice of such prepayment is delivered to such Lender in accordance with Section 2.3(b) or within two (2) Business Days following such prepayment in the case where no such notice is delivered and shall be conclusive absent manifest error.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York, the State of Connecticut, or the State of Ohio.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Carrying Costs” means, for any Collection Period, the sum of (i) the aggregate amount of interest accrued during such Collection Period with respect to all outstanding Advances during such Collection Period; plus (ii) all amounts due and payable to any Hedge Provider with respect to such Collection Period; plus (iii) an amount equal to the product of (x) 0.10% times (y) the Average Daily Balance during such Collection Period.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Account” has the meaning set forth in Section 2.6(a).

“Cash Management Agreements” means those certain cash management service agreements, in form and substance satisfactory to Agent, each of which is among Borrower or one of its Subsidiaries, Agent, and one of the Cash Management Banks.

“Cash Management Bank” has the meaning set forth in Section 2.6(a).

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Cash Runway Analysis” means such analytical spreadsheet prepared by the Chief Credit Officer of Horizon or Horizon Management, reflecting the most recent qualitative and quantitative analysis of each Account Debtor’s remaining cash runway, loan to value and compliance with the terms of its loan agreement with the Borrower.

“Change of Control” means any of the following: (a) Horizon ceases to directly own and control 100% of the outstanding capital Stock of Borrower; (b) Borrower ceases to directly own and control 100% of the outstanding capital Stock of each of its Subsidiaries; (c) Horizon or parties designated or appointed by Horizon cease to be the only Manager(s) of Borrower; (d) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of twenty percent (20%) or more of the issued and outstanding shares of capital Stock of Horizon having the right to vote for the election of directors of Horizon under ordinary circumstances; or (e) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Horizon (together with any new directors whose election by the board of directors of Horizon or whose nomination for election by the Stockholders of Horizon was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Charged-Off Note Receivable” means any Note Receivable (a) with respect to which any payment thereunder remains outstanding and unpaid, in whole or in part, for more than ninety (90) days past the date it became due and payable according to the original face and tenor of such Note Receivable or as extended in accordance with the Required Procedures, (b) with respect to which the Account Debtor is subject to an Insolvency Proceeding or is generally unable to meet its financial obligations, (c) that has been charged-off or deemed non-collectible by the Borrower or the Servicer, in accordance with the Credit Policy or (d) such Note Receivable is an Eligible Second Lien Note Receivable where the senior lien lender has reduced or delayed any interest or principal payments due Borrower.

“Charged-Off Ratio” means, with respect to any Collection Period, the percentage equivalent of a fraction, calculated as of the end of such Collection Period on the Determination Date occurring in the second calendar month following the end of such Collection Period, (i) the numerator of which is equal to the aggregate outstanding principal amount of all Notes Receivable that were or became Charged-Off Notes Receivable during such Collection Period and (ii) the denominator of which is equal to the sum of (A) the aggregate outstanding principal amount of all Notes Receivable as of the first day of such Collection Period and (B) the aggregate outstanding principal balance of all Notes Receivable as of the last day of such Collection Period divided by 2.

“Closing Certificates” means certificates from:

(a)            an Authorized Person of Borrower, dated as of the Restatement Date, in form and substance satisfactory to Agent, certifying the following: (i) each of the representations and warranties of Borrower contained in Section 5 of this Agreement is true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Change) or in all material respects (in the case of any representation or warranty not qualified by materiality or a Material Adverse Change) on and as of the Restatement Date (except to the extent any such representation or warranty was expressly made only as of a specified date, in which case such representation or warranty was true and correct as of such date); (ii) no event has occurred and is continuing as of the Restatement Date that constitutes a Default or an Event of Default; (iii) immediately before and after giving effect to the Indebtedness incurred or maintained under this Agreement and the other transactions contemplated by this Agreement, Borrower will be Solvent, (iv) all tax returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income, and franchises (including Real Property taxes, sales taxes, and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest, or the nonpayment of which could not reasonably be expected to result in a Material Adverse Change, and (v) attached thereto are true, correct and complete copies of the Required Procedures and the Approved Forms;

(b)            an Authorized Person of Horizon, dated as of the Restatement Date, in form and substance satisfactory to Agent, certifying the following: (i) all tax returns required to be filed by Horizon have been timely filed and all taxes upon Horizon or its properties, assets, income, and franchises (including Real Property taxes, sales taxes, and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest or the nonpayment of which could not reasonably be expected to result in a Material Adverse Change, (ii) as of the Restatement Date, Horizon has a Tangible Net Worth of not less than $100,000,000; and (iii) attached thereto is true, correct and complete copies of Horizon’s unaudited consolidated balance sheet, income statement and statement of cash flows covering Horizon’s and its Subsidiaries’ operations for its fiscal quarter ended March 30, 2021 and the fiscal year-to date period ending thereon; and

(c)            an Authorized Person of Horizon Management, dated as of the Restatement Date, in form and substance satisfactory to Agent, certifying the following: (i) as of the Restatement Date, Horizon Management has a Tangible Net Worth of not less than $500,000, and (ii) attached thereto is true, correct and complete copies of Horizon Management’s unaudited consolidated balance sheet, income statement and statement of cash flows covering Horizon Management’s operations for its fiscal quarter ended March 30, 2021 and the fiscal year-to date period ending thereon.

“Closing Date” means July 14, 2011.

“Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

“Collateral” means the Borrower Collateral and all other assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower in or upon which a Lien is granted or purported to be granted under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Collateral, in each case, in form and substance satisfactory to Agent.

“Collateral Custodian” means U.S. Bank National Association, solely its capacity as the Person appointed as the collateral custodian for Agent pursuant to the Sale and Servicing Agreement to hold the original Notes Receivable and certain other documents to be delivered under this Agreement or the Sale and Servicing Agreement for Agent’s benefit, or any replacement for such Person acceptable to both Borrower and Agent or otherwise appointed pursuant to the terms of the Sale and Servicing Agreement.

“Collateral Custodian Fee Letter” has the meaning set forth in the Sale and Servicing Agreement, as amended from time to time with the consent of the Agent, not to be unreasonably withheld.

“Collateral Custodian Fees” means any fees payable to the Collateral Custodian in accordance with the Sale and Servicing Agreement and the Collateral Custodian Fee Letter.

“Collection Account” means an account in the name of Borrower, established at a Collection Account Bank, pledged to, and subject to a Control Agreement in favor of Agent, to which all Collections payable to Borrower in connection with Notes Receivable owed by an Account Debtor shall be deposited.

“Collection Account Agreement” means the Control Agreement by and among Borrower, Agent and the Collection Account Bank with respect to the Collection Account, in form and substance reasonably satisfactory to Agent, as modified, amended supplemented or restated, from time to time.

“Collection Account Bank” means KeyBank, or such other commercial bank acceptable to Agent in its Permitted Discretion.

“Collection Account Release” has the meaning set forth in Section 2.3(c)(ii).

“Collection Account Release Notice” has the meaning set forth in Section 2.3(c)(ii).

“Collection Period” means a period commencing on the first day of a calendar month and ending on the last day of such calendar month; provided, however, that the initial Collection Period shall be the “Collection Period” under (and as defined in) the Original Loan Agreement then in progress as of the Restatement Date.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including proceeds of cash sales, rental proceeds, warrant proceeds, and tax refund payments) and repayments and prepayments of principal, interest, fees, penalties, payments under policies of title, hazard or other insurance, payments under supporting obligations and other payments paid with respect to or in connection with Notes Receivable or Note Receivable Documents.

“Commercial Tort Claim Assignment” has the meaning set forth in Section 4.4(b).

“Commitment” means, with respect to each Lender, the aggregate commitment of such Lender to make Advances and, with respect to all Lenders, the aggregate commitments of all Lenders to make Advances, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 14.1.

“Commitment Termination Date” means June 22, 2024, as such date may be extended pursuant to Section 2.2(b).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 executed and delivered to Agent by an Authorized Person of Borrower or an Authorized Person of Horizon, as applicable.

“Concentration Test Balance” means on any date (i) during the Ramp-Up Period, $75,000,000 and (ii) at any day thereafter, the Aggregate Outstanding Note Receivable Balance on such date.

“Confidential Information” has the meaning set forth in Section 17.9(a).

“Control Agreement” means a control agreement, in form and substance satisfactory to Agent, executed and delivered by Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Control Position Note Receivable” means any Note Receivable with respect to which Horizon or one or more of its Affiliates either (i) individually or collectively hold greater than 50% of the voting interests with regard to such Note Receivable and the related loan documents, (ii) hold a minority blocking interest such that decisions with regard to such Note Receivable under the related loan documents regarding material consents, amendments, waivers or approvals require Horizon and/or its Affiliates’ vote, or (iii) hold rights to determine, direct and/or implement enforcement action in respect thereof.

“Credit Protection Laws” means all federal, state and local laws in respect of the business of extending credit to borrowers, including without limitation, the Truth in Lending Act (and Regulation Z promulgated thereunder), Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, Gramm-Leach-Bliley Financial Privacy Act, Real Estate Settlement Procedures Act, Home Mortgage Disclosure Act, Fair Housing Act, antidiscrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest, and other similar laws, each to the extent applicable, and all applicable regulations in respect of any of the foregoing.

“Daily Balance” means, with respect to each day during the term of this Agreement, the aggregate outstanding amount of all Advances or Obligations, as the context requires, at the end of such day.

“Data Tape” means a tape or other electronic file on each Note Receivable and the collateral therefor as of the most recent month end in a sortable format (which tape may be a roll forward of the Data Tape provided as of the previous month end indicating what data has been added, deleted or otherwise changed), which shall include, but not be limited to, the Account Debtor(s), each Account Debtor’s address (street, city, state and zip code), contact name and telephone number, related Account Debtors, industry sector, guarantors (if any), equity sponsors (if any), credit rating, commitment amount, outstanding amount (advances and other usage), commencement date, maturity date, participation status, contractual interest rate basis and margin (and any applicable floor), current interest rate, payment type (interest only, principal plus interest, principal and interest, interest-only period, step-up amortization, etc), payment method if other than charge to loan, payment frequency, last payment date, next payment date, days past due, collection status (delinquent, defaulted, bankrupt, legal, etc.), current payment amount (interest and principal components if term loan), collections received for the period, advances made for the period, each applicable financial covenant and compliance therewith, modification history (number, type, date, result, etc.), and whether such Note Receivable is not approved, documented, managed and otherwise in conformance with the Required Procedures.

“Default” means an event or condition that, but for the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 2.5(b).

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement on the date that it is required to do so under this Agreement, (b) notified the Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under this Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund any amounts required to be funded by it under this Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under this Agreement on the date that it is required to do so under this Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defaulting Lender Rate” means the Prime Rate plus the Applicable Margin.

“Delinquent Note Receivable” means any Note Receivable with respect to which any payment thereunder remains outstanding and unpaid, in whole or in part, for more than sixty (60) days, but not more than ninety (90) days, past the date it became due and payable according to the original face and tenor of such Note Receivable or as extended in accordance with the Required Procedures.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means an account of Borrower maintained with Borrower’s Designated Account Bank, or such other deposit account of Borrower (located within the United States) that has been designated as such, in writing, by Borrower to Agent.

“Designated Account Bank” means KeyBank, or such other commercial bank (located within the United States), acceptable to Agent in its Permitted Discretion, that has been designated as such, in writing, by Borrower to Agent.

“Determination Date” means the last day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day.

“Disbursement Letter” means an instructional letter executed and delivered by Borrower to Agent regarding the extensions of credit to be made on the Restatement Date, the form and substance of which is satisfactory to Agent.

“Dollars” or “$” means United States dollars.

“Early Termination Event” means the occurrence of any of the following events:

(a)            any Event of Default shall occur and shall not have been waived;

(b)            any Servicer Default shall occur and shall not have been waived;

(c)            as of any Determination Date, the Interest Spread Test is not satisfied and was not satisfied as of the immediately preceding Determination Date;

(d)            as of any Determination Date, the Rolling Six-Month Portfolio Charged-Off Ratio shall exceed (i) 15.0% as a result of a charge-off affecting more than five Account Debtors or (ii) 20.0%;

(e)            as of any Determination Date, the Rolling Six-Month Charged-Off Ratio shall exceed 15.0% as a result of a charge-off affecting more than one Account Debtor;

(f)            the Servicer or Horizon shall fail to pay any Indebtedness as and when due, including upon maturity or acceleration thereof, or otherwise; or

(g)            the Asset Quality Test shall fail to be satisfied, and such failure shall continue for a period of forty-five (45) consecutive days or more.

“EBITDA” means, with respect to any Person for any fiscal period, such Person’s consolidated net earnings (or loss), minus to the extent included in determining net earnings, extraordinary gains, plus interest expense, plus income taxes, plus depreciation and amortization, in each case as determined for such period and in each case not otherwise defined herein as determined in accordance with GAAP.

“Eligible Assignee” has the meaning set forth in Section 2.13.

“Eligible Notes Receivable” means those Notes Receivable that comply with each of the representations and warranties respecting Eligible Notes Receivable made in the Loan Documents, and that are not excluded as wholly or partially ineligible by virtue of one or more of the excluding criteria set forth below. Eligible Notes Receivable shall not include all or any portion of a Note Receivable (unless specifically determined to be eligible by Agent following a review thereof on a case-by-case basis) unless, in each case:

(a)            such Note Receivable is approved, documented, managed and otherwise in conformance with the Required Procedures;

(b)            such Note Receivable shall not have been subject to a Material Modification, unless the Agent has provided its prior written consent; provided, however that such Note Receivable may have been subject to a Material Modification in accordance with the Required Procedures not more than one time during any 12-month period;

(c)            if, at the time of its initial funding, such Note Receivable represents a loan made to an Account Debtor in which venture capital firms, private equity groups or other institutional investors meeting Borrower’s underwriting requirements under the Required Procedures in effect upon Borrower’s acquisition thereof have an aggregate equity ownership of at least ten percent (10%) on a fully-diluted basis; provided, however, that such threshold shall not apply if the Account Debtor’s Stock is traded on a major United States stock exchange;

(d)            such Note Receivable is not a Delinquent Note Receivable or a Charged-Off Note Receivable, unless approved by Agent in its sole discretion;

(e)            such Note Receivable has an original term to maturity of not more than sixty (60) months, provided, however, that if such Note Receivable is a Revolving Note Receivable, the revolving period is not more than the lesser of (i) thirty-six (36) months and (ii) the maturity date of any other obligation for borrowed money of the Account Debtor provided by Horizon;

(f)            the Account Debtor in respect thereof is generally able to meet its financial obligations, and shall not have gone out of business or be subject to an Insolvency Proceeding, and such Note Receivable is not a “debtor-in-possession” loan;

(g)            such Note Receivable is evidenced by the Approved Forms, or other documentation acceptable to Agent in its Permitted Discretion;

(h)            such Note Receivable represents a valid and binding obligation owed to Borrower and enforceable in accordance with its terms for the amount outstanding thereof, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights;

(i)            such Note Receivable was originated by Horizon or an Approved Third-Party Originator;

(j)            Borrower owns the full and undivided interest in such Note Receivable; provided, that a Note Receivable representing a purchased pro rata participation in a loan originated by an Approved Third-Party Originator will not be ineligible solely by reason of a failure to satisfy this clause (j) to the extent of Borrower’s purchased interest therein so long as (A) such Note Receivable has been underwritten by Borrower and adheres to the underwriting guidelines under the Required Procedures, (B) Borrower’s interest in such Note Receivable does not exceed the retained interest of the Approved Third-Party Originator, (C) Borrower’s interest in such Note Receivable is acquired and subject to a participation agreement that is materially consistent with the Required Procedures or otherwise acceptable to Agent in its Permitted Discretion, and (D) such Note Receivable is a First Lien Note Receivable or an Eligible Second Lien Note Receivable (a purchased participation meeting each of such tests being an “Eligible Purchased Participation”);

(k)            such Note Receivable represents a loan made as part of a syndicated or other co-lending arrangement with one or more third-party lenders, so long as (i) such syndicated or co-lending arrangement is subject to intercreditor or other agreements consistent with the Required Procedures and (ii) each such other lender is an Approved Third-Party Lender (a syndicated or other co-lending arrangement meeting each of such tests being an “Eligible Co-Lending Arrangement”);

(l)            such Note Receivable has been originated in accordance with and complies in all material respects with, all applicable federal, state and local laws and regulations, including applicable usury and Credit Protection Laws;

(m)            such Note Receivable requires (i) current cash payments of interest on at least a quarterly basis, (ii) principal amortization on Term Notes Receivable paid, following any applicable interest only period, at least quarterly and to a zero balance upon the payment of the regularly scheduled payment due at maturity; provided, that, notwithstanding the foregoing, , the Aggregate Outstanding Note Receivable Balance shall exclude, for each Term Note Receivable, the amount, if any, by which the principal due at the maturity of any Term Note Receivable exceeds 25% of the original principal amount of such Term Note Receivable and (iii) all principal of any Revolving Notes Receivable to be due at the Revolving Notes Receivable’s respective maturity date;

(n)            such Note Receivable, if it is a Term Note Receivable, has scheduled principal payments beginning not later than forty-eight (48) months after its origination;

(o)            such Note Receivable is a secured Note Receivable and is either a First Lien Note Receivable, an Eligible Second Lien Note Receivable, a Revolving Note Receivable or an Eligible Subordinated Note Receivable;

(p)            such Note Receivable shall, as of the related Funding Date, have been assigned an internal credit rating in accordance with Servicer’s Required Procedures;

(q)            the information with respect to such Note Receivable set forth in the Note Receivable data tape provided to Agent as of the Restatement Date and to the Backup Servicer each month shall be true and correct in all material respects;

(r)            all of the required documentation with respect to such Note Receivable shall have been delivered to the Collateral Custodian in conformity with the Loan Documents;

(s)            the primary Account Debtor, or the owner of the majority of the collateral or the producer of the majority of the cash flow that is the primary basis for the credit decision to make the loan evidenced by such Note Receivable (i) is organized under the laws of the United States or any state thereof, or (ii) is an OUS Organized Debtor;

(t)            such Note Receivable is payable in Dollars;

(u)            the Account Debtor with respect to such Note Receivable is not (i) an Affiliate of Horizon, Horizon Management, or Borrower, (ii) a holder of five percent (5%) or more of the Stock of Horizon, Horizon Management, or Borrower, (iii) an employee or agent of Horizon, Horizon Management, or Borrower, (iv) a member, employee or agent of any Affiliate of Horizon, Horizon Management, or Borrower, or (v) a member of the family of any of the foregoing;

(v)            such Note Receivable is owed by an Account Debtor that (i) was rated “3” or “4” in accordance with the Required Procedures when acquired by Borrower, or (ii) is not rated lower than “2” in accordance with the Required Procedures at any other time; provided, however, that such Note Receivable shall only be ineligible pursuant to this clause (ii) during any period that Account Debtor is rated lower than “2” in accordance with the Required Procedures;

(w)            such Note Receivable does not represent a Real Estate Loan;

(x)            the Account Debtor with respect to such Note Receivable is in a Target Industry, unless otherwise approved by Agent in its sole discretion;

(y)            the Account Debtor with respect to such Note Receivable is not (i) the United States or any department, agency, or instrumentality of the United States, (ii) any state of the United States, or (iii) the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof;

(z)            the Borrower shall have good and indefeasible title to, and be the sole owner of, such Note Receivable, subject to no liens, charges, mortgages, encumbrances or rights of others and has, as applicable, a perfected first or second security interest in the collateral (including a real estate mortgage if applicable) of such Note Receivable;

(aa)      the note in respect of such Note Receivable and the security agreement pursuant to which collateral was pledged in respect of such Note Receivable shall not have been impaired, altered or modified in any material respect, except in accordance with the Required Procedures by a written instrument which has been recorded, if necessary, to protect the interest of the Agent and the Borrower and which written instrument shall have been delivered to the Collateral Custodian;

(bb)      there shall be no obligation on the part of the Borrower or any other party (except for any Guarantor of a Note Receivable) to make any payments in respect of such Note Receivable in addition to those made by the applicable Account Debtor;

(cc)      there shall not be any statement, report or other document signed by Horizon constituting a part of the applicable file in respect of such Note Receivable which contains any untrue statement of a material fact or omits to state a material fact in respect of such Note Receivable;

(dd)      the Borrower, and, to the Borrower’s knowledge, any other parties which have an interest in such Note Receivable, whether as mortgagee, assignee, pledgee or otherwise, shall be in compliance in all material respects with any and all applicable licensing requirements of the laws of the state wherein any collateral is located, and with respect to any applicable federal laws;

(ee)      as of the applicable Funding Date, there is not any default, breach, violation or event of acceleration existing under such Note Receivable or any event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration;

(ff)      as of the applicable Funding Date, any party to such Note Receivable and any related mortgage or other document pursuant to which collateral was pledged shall have had legal capacity to execute the Note Receivable or any such mortgage or other document and such Note Receivable and mortgage or other document shall have been duly and properly executed by such parties;

(gg)      such Note Receivable is assignable without restrictions;

(hh)      such Note Receivable is not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, or any assertion thereof by the related Account Debtor, nor will the operation of any of the terms of such Note Receivable or any related Note Receivable Document, or the exercise of any right thereunder, including, without limitation, remedies after default, render either the Note Receivable or any related Note Receivable Document unenforceable in whole or in part; nor is the Note Receivable subject to any prepayment in an aggregate amount less than the remaining principal balance of the Note Receivable plus all accrued and unpaid interest;

(ii)            there is only one originally signed note evidencing such Note Receivable and it has been delivered to the Collateral Custodian and such note has been duly authorized and that is in full force and effect and, together with the related Note Receivable Documents, constitutes the legal, valid and binding obligation of the Account Debtor of such Note Receivable to pay the stated amount of the Note Receivable and interest thereon; or the Note Receivable is a “noteless” loan documented and delivered to the Collateral Custodian in a manner satisfactory to the Agent;

(jj)      the Borrower has caused and will cause to be performed any and all acts reasonably required to be performed to preserve the rights and remedies of the Lender in any insurance policies applicable to the Note Receivable and any Related Property with respect to the Note Receivable is insured in accordance with the Required Procedures;

(kk)      if the Note Receivable is made to an Account Debtor which holds any other loans originated by Horizon or an Affiliate thereof, whether such other loan is funded hereunder or through another lender, such Note Receivable contains standard cross-collateralization and cross-default provisions with respect to such other loan;

(ll)      the Note Receivable, together with the Note Receivable Documents related thereto, is a “general intangible”, an “instrument”, an “account”, or “chattel paper” within the meaning of the UCC of all jurisdictions that govern the perfection of the security interest granted therein;

(mm)      such Note Receivable has been assigned an NAICS code correlated with its Target Industry;

(nn)      such Note Receivable is not convertible into stock, warrants, or interests treated as equity for United States federal income tax purposes;

(oo)            such Note Receivable does not provide for payments that are subject to withholding tax, unless the Account Debtor is required to make “gross-up” payments that cover the full amount of such withholding tax on an after-tax basis;

(pp)      such Note Receivable is subject to a valid and perfected first-priority Lien of Agent; and

(qq)      based on the Servicer’s most recent quarterly credit analysis and taking into account the anticipated positive or negative cash flow of the Account Debtor in respect of such Note Receivable, such Account Debtor has sufficient unrestricted cash on hand, committed availability under revolving lines of credit or committed equity to allow such Account Debtor to service at least three (3) months of operations, provided that such credit analysis is in accordance with the Servicer’s Credit and Collection Policy.

“Eligible Second Lien Note Receivable” means a Note Receivable (i) subordinate in right of payment to any other obligation for borrowed money of the Account Debtor and (ii) with respect to which the Borrower’s Liens are not first priority Liens on property of the Account Debtor in accordance with the Required Procedures solely because of the existence of a Lien to secure a receivables-based or formula-based revolving credit facility (including all obligations and liabilities outstanding thereunder or incurred in connection therewith, including in connection with overadvances, cash management services, letters of credit, or overdraft arrangements) provided to the Account Debtor by a third-party lender that is not an Affiliate of Borrower; provided that (x) the senior revolving lender is an Approved Senior Revolving Lender, (y) the senior Lien is subject to a subordination agreement or an intercreditor agreement between Borrower and the senior revolving lender in accordance with the Required Procedures, and (z) LTV of the Account Debtor is not greater than 50%.

“Eligible Subordinated Note Receivable” means a Note Receivable that (i) is secured by a valid and perfected security interest or Lien on substantially all of the Account Debtor’s assets for such Note Receivable, subject only to the prior Lien provided to secure the obligations under a receivables-based or formula-based revolving credit facility and “first lien” term loan pursuant to customary commercial terms, and any other “permitted liens” as defined in the applicable Note Receivable Documents for such Note Receivable or such comparable definition if “permitted liens” is not defined therein, (ii) provides that the payment obligation of the Account Debtor on such Note Receivable is “senior debt” and, except for the express priority provisions under the documentation of the “first lien” lenders, is senior to all other Indebtedness of such Account Debtor, (iii) for which the principal assets securing such Note Receivable are not comprised solely of equity interests in the Account Debtor’s subsidiaries and Affiliates, (iv) the “first lien” lender is (x) not and Affiliate of the Borrower and (y) an Approved Senior Revolving Lender that is agent on all “first lien” indebtedness and holds a “controlling” interest is such indebtedness that is senior in priority to such Note Receivable, (v) is subject to a subordination agreement or an intercreditor agreement between the Borrower and the “first lien” lender in accordance with the Required Procedures, (vi) is to a “Late Stage” Account Debtor (as designated in accordance with the Required Procedures), unless waived by the Agent and (vii) the LTV of the Account Debtor (including the Eligible Subordinated Note Receivable) is not greater than thirty-five percent (35%).

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $500,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $500,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $500,000,000, (d) any Affiliate (other than individuals) of a pre-existing Lender, (e) so long as no Default or Event of Default has occurred and is continuing, any other Person approved by Agent and Borrower (which approval of Borrower shall not be unreasonably withheld, delayed, or conditioned and, if not granted or rejected within five (5) Business Days of notice to Borrower will be deemed to have been granted), and (f) during the continuation of a Default or an Event of Default, any other Person approved by Agent.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Borrower, its Subsidiaries, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower, its Subsidiaries, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower, relating to the environment, the effect of the environment on employee health or safety, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Actions required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means all equipment (as that term is defined in the Code), including machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or any of its Subsidiaries are a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

“Erroneous Payment” has the meaning assigned to it in Section 16.19(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 16.19(d).

“Erroneous Payment Impacted Advance” has the meaning assigned to it in Section 16.19(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 16.19(d).

“Payment Notice” has the meaning assigned to it in Section 16.19(b).

“Payment Recipient” has the meaning assigned to it in Section 16.19(a).

“Event of Default” has the meaning set forth in Section 8.

“Excess Concentration Amount” means on any date of determination during the Revolving Credit Availability Period, the sum of, without duplication:

(a)            the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Notes Receivable included as part of the Collateral for which the applicable Account Debtors are domiciled (x) in the single largest State exceeds sixty percent (60%) of the Concentration Test Balance; (y) in the second largest State exceeds thirty percent (30%) of the Concentration Test Balance; and (z) in any single State other than the two largest States exceeds twenty-five percent (25%) of the Concentration Test Balance;;

(b)            the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Notes Receivable included as part of the Collateral for which the applicable Account Debtors in the same Target Industry segment exceeds the applicable Target Industry Percentage Limit for such Industry segment of the Concentration Test Balance on such date;

(c)            at any time following the Ramp-Up Period, the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Notes Receivable included as part of the Collateral for which the applicable Account Debtors in the Target Industry segments of Life Science and Healthcare Information and Services exceeds 75% of the Concentration Test Balance on such date;

(d)            the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Notes Receivable of the single Account Debtor having the largest aggregate Outstanding Note Receivable Balance exceeds the lower of $15,000,000 or 15% of the Concentration Test Balance on such date;

(e)            the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Notes Receivable of the single Account Debtor having the second largest aggregate Outstanding Note Receivable Balance exceeds the lower of $15,000,000 or 12% of the Concentration Test Balance on such date;

(f)            the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Notes Receivable of the five Account Debtors having the five largest aggregate Outstanding Note Receivable Balances exceeds 50% of the Concentration Test Balance on such date;

(g)            the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Notes Receivable of the ten Account Debtors having the ten largest aggregate Outstanding Note Receivable Balances exceeds (i) 90% of the Aggregate Outstanding Note Receivable Balance (during any period when the Aggregate Outstanding Note Receivable Balance is less than or equal to $100,000,000), (ii) 85% of the Aggregate Outstanding Note Receivable Balance (during any period when the Aggregate Outstanding Note Receivable Balance is more than $100,000,000 and less than or equal to $150,000,000), (iii) 75% of the Aggregate Outstanding Note Receivable Balance (during any period when the Aggregate Outstanding Note Receivable Balance is more than $150,000,000 and less than or equal to $200,000,000), (iv) 55% of the Aggregate Outstanding Note Receivable Balance (during any period when the Aggregate Outstanding Note Receivable Balance exceeds $200,000,000);

(h)            the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Notes Receivable which are Eligible Second Lien Notes Receivable and Eligible Subordinated Notes Receivable exceed 70% of the Concentration Test Balance on such date;

(i)            the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Notes Receivable which do not pay interest and/or principal at least monthly exceeds 25% of the Concentration Test Balance on such date;

(j)            the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Notes Receivable included as part of the Collateral that are not Control Position Notes Receivable exceeds 20% of the Concentration Test Balance;

(k)            the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Notes Receivable included as part of the Collateral that (i) have been subject to a Material Modification or (ii) are out of covenant compliance under the related Note Receivable Documents but which are not Charged-Off Notes Receivable or Delinquent Notes Receivable exceeds 10% of the Concentration Test Balance;

(l)            the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Notes Receivable included as part of the Collateral which are Rehabilitated Notes Receivable exceeds 35% of the Concentration Test Balance;

(m)            the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Notes Receivable which were originated as Eligible Purchased Participations exceeds 10% of the Concentration Test Balance;

(n)            the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Notes Receivable included as part of the Collateral which are Revolving Notes Receivable exceeds 25% of the Concentration Test Balance;

(o)            the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Notes Receivable included as part of the Collateral for which the applicable Account Debtors are owned by a single Person that is a venture capital firm, private equity group or other institutional investor exceeds 40% of the Concentration Test Balance;

(p)            the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Notes Receivable included as part of the Collateral for which the applicable Account Debtors are owned by a shared common Lead Investor exceeds 25% of the Concentration Test Balance;

(q)            the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Notes Receivable which are not in the “Late Stage” (as designated in accordance with the Required Procedures) exceeds 65% of the Concentration Test Balance;

(r)            the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Notes Receivable which are in the “Early Stage” (as designated in accordance with the Required Procedures) exceeds 35% of the Concentration Test Balance;

(s)            the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Notes Receivable having principal due at the maturity of any Term Note Receivable in excess of 15% of the original principal amount of such Term Note Receivable (excluding any portion of such Outstanding Note Receivable Balances that was excluded pursuant to clause (m)(ii) of the definition of “Eligible Notes Receivable”) exceeds 15% of the Concentration Test Balance;

(t)            aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Notes Receivable included as part of the Collateral the Account Debtors of which are OUS Organized Debtors exceeds 20% of the Concentration Test Balance;

(u)            the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Notes Receivable with scheduled principal payments beginning later than thirty-six (36) months after such date of determination exceeds 20% of the Concentration Test Balance.

(v)            the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Notes Receivable included as part of the Collateral that are Unhedged Fixed-Rate Notes Receivable exceeds 15% of the Concentration Test Balance;

(w)            the aggregate amount by which the Outstanding Note Receivable Balances of all Eligible Notes Receivable included as part of the Collateral the Account Debtors of which have an LTV greater than 30% exceeds 30% of the Concentration Test Balance;

(x)            the aggregate amount by which the Outstanding Note Receivables Balances of all Eligible Notes Receivable which are Eligible Subordinated Notes Receivable exceeds 50% of the Concentration Test Balance.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Taxes” means, with respect to Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder or under any other Loan Document, (a) any Taxes imposed on or measured by its net income (however denominated) or overall gross income (including branch profits), franchise (and similar) Taxes imposed on it in lieu of net income taxes as a result of such recipient being organized or resident in, maintaining a lending office in, doing business in or having another present or former connection with, such jurisdiction (other than a business or connection deemed to arise solely by virtue of the Loan Documents or any transactions occurring pursuant thereto), (b) any United States federal withholding tax that is imposed pursuant to any applicable law in effect at the time such recipient becomes a party to this Agreement, changes its applicable lending office or changes its place of organization, except to the extent such Lender’s assignor (if any) was entitled, immediately prior to the assignment, or such Lender was entitled, immediately prior to the change in lending office or change of place of organization, to payments in respect of United States federal withholding tax under Section 16.11; (c) any Taxes attributable to a recipient’s failure to comply with Section 16.11(c), (d) any United States federal taxes imposed under Sections 1471 through 1474 of the IRC, or any amended version or successor provision that is substantively comparable thereto, and, in each case, any regulations promulgated thereunder and any interpretation or other guidance issued in connection therewith, or (e) any U.S. federal backup withholding taxes imposed under Section 3406 of the IRC.

“Facility Amount” means, at any time and as reduced or increased from time to time, pursuant to the terms of this Agreement the aggregate dollar amount of Commitments of all the Lenders; provided, however, that on the Termination Date and on each date thereafter, the Facility Amount shall be equal to the outstanding Advances as of such date. As of the Restatement Date, the Facility Amount is $125,000,000. The Facility Amount may be increased up to a total of $150,000,000 in accordance with the provisions of Section 2.13.

“Fair Market Value” has the meaning set forth in the Sale and Servicing Agreement.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Fee Letter” means that certain Fee Letter, dated as of even date herewith, between Borrower and Agent, in form and substance satisfactory to Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to (a)  the weighted average of the federal funds rates as quoted by KeyBank and confirmed in Federal Reserve Board Statistical Release H. 15 (519) or any successor or substitute publication selected by KeyBank (or, if such day is not a Business Day, for the next preceding Business Day); or (b) if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of KeyBank, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (New York City time).

“FEIN” means Federal Employer Identification Number.

“First Lien Note Receivable” means a Term Note Receivable that is (a) not subordinate in right of payment to any other obligation for borrowed money of the Account Debtor, (b) is secured by a valid first priority perfected security interest or lien on specified collateral securing the obligations of the Account Debtor and (c) LTV of the Account Debtor is not greater than 50%.

“Fixed-Rate Note Receivable” means any Note Receivable accruing interest at a fixed rate.

“FMV” means, with respect to any Note Receivable, on any date of determination, the Fair Market Value of such Note Receivable.

“Foreign Lender” means any Lender that is not a United States person within the meaning of IRC section 7701(a)(30).

“Funding Date” means the date on which an Advance is made by the Lenders.

“Funding Request” has the meaning set forth in Section 2.2(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided, however, that solely for purposes of calculating Tangible Net Worth as required hereunder or pursuant to the Sale and Servicing Agreement, such calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.

“General Intangibles” means all general intangibles (as that term is defined in the Code), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any other personal property other than Accounts, commercial tort claims, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, formation or organization, bylaws, partnership agreement, operating or limited liability company agreement, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantor” means any Person that executes a Guaranty with respect to the Obligations.

“Guaranty” means any guaranty executed and delivered by a Guarantor in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance satisfactory to Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means each agreement between the Borrower and a Hedge Provider that governs one or more Hedge Transactions entered into pursuant to Section 6.19, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto substantially in a form as the Agent shall approve in writing, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction.

“Hedge Breakage Costs” means, for any Hedge Transaction, any amount payable by Borrower for the early termination of that Hedge Transaction or any portion thereof.

“Hedge Collateral” is defined in Section 6.19(b).

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Borrower arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Bank Product Providers.

“Hedge Provider” means KeyBank or any entity that (a) on the date of entering into any Hedge Transaction has been approved in writing by the Agent (which approval shall not be unreasonably withheld), and (ii) has a short-term unsecured debt rating of not less than A-1 by S&P and not less than P-1 by Moody’s, and (b) enters into a Hedge Agreement that (i) consents to the assignment of the Borrower’s rights under the Hedge Agreement to the Agent pursuant to Section 6.19(b) and (ii) agrees that in the event that S&P or Moody’s reduces its short-term unsecured debt rating below A-1 or P-1, respectively, it shall transfer its rights and obligations under each Hedging Transaction to another entity that meets the requirements of clause (a) and (b) hereof or make other arrangements acceptable to the Agent and the Rating Agencies.

“Hedge Transaction” means each interest rate cap transaction between the Borrower and a Hedge Provider that is governed by a Hedge Agreement.

“Holdout Lender” has the meaning set forth in Section 15.2(a).

“Horizon” means Horizon Technology Finance Corporation, a Delaware corporation.

“Horizon Group Managed Loans” means all loans that are managed or serviced by Horizon or Horizon Management for Horizon or any of Horizon’s Subsidiaries or Affiliates (including the Notes Receivable).

“Horizon Management” means Horizon Technology Finance Management LLC, a Delaware limited liability company.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), and (g) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.

“Indemnified Liabilities” has the meaning set forth in Section 11.3.

“Indemnified Person” has the meaning set forth in Section 11.3.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intangible Assets” means, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.

“Interest Collections” means any and all Collections representing (a) payments of interest, prepayment fees, “end of term” payments, late payment charges and any other fees and charges related to any Note Receivable, and its related cost of carry by the Borrower; and (b) recoveries of charged off interest on any Note Receivable.

“Interest Period” means a period commencing on the first day of a calendar month and ending on the last day of such calendar month.

“Interest Rate” means for any Interest Period and any Advance, a rate per annum equal to the Prime Rate plus the Applicable Margin.

“Interest Spread Test” means a test as of any date on which Advances are outstanding, with respect to any Collection Period, calculated as of the end of such Collection Period on the Determination Date occurring in the second calendar month following the end of such Collection Period, which shall be satisfied if ([A-B]/C) x 12 exceeds 4.0% on a rolling three Collection Period basis (provided, that for the first Collection Period, such test shall be calculated by reference to the calculation for such Collection Period only, and for the second Collection Period, shall be calculated by reference to the calculation for the first two Collection Periods) where:

A	=	the amount of Interest Collections on the Aggregate Outstanding Note Receivable Balance during such Collection Period;

B	=	the sum for such Collection Period of (i)Carrying Costs, (ii)the Servicing Fee, (iii)the Agent’s Fee, (iv)the Collateral Custodian Fee and (v)the Backup Servicer Fee; and

C	=	the average outstanding Advances during such Collection Period.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock or all or substantially all of the assets of such Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Property” means investment property (as that term is defined in the Code).

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“KeyBank” means KeyBank National Association, a national banking association, and its successors and assigns.

“Lead Investor” means, at any time with respect to any Account Debtor, the venture capital firm or other institutional investor with the greatest equity ownership in such Account Debtor.

“Lender” has the meaning set forth in the preamble to the Agreement and shall also include any other Person made a party to this Agreement pursuant to the provisions of Section 14.1, and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Horizon or Borrower under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Horizon or Borrower under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, the Agent Fee Letter or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent's customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (d) out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks payable by or to Borrower or any of its Affiliates, (e) reasonable out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable out-of-pocket audit fees and expenses (including travel, meals, and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, the Agent Fee Letter or the Fee Letter, (g) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Horizon, Borrower or any of its Subsidiaries, (h) Agent’s reasonable costs and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Horizon, Borrower or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender Group Representatives” has the meaning set forth in Section 17.9(a).

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, and the officers, directors, employees, and agents of such Lender.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Account” has the meaning set forth in Section 2.9.

“Loan Documents” means this Agreement, the Cash Management Agreements, the Closing Certificates, the Control Agreements, the Sale and Servicing Agreement, the Disbursement Letter, the Agent Fee Letter, the Fee Letter, the Backup Servicer Engagement Letter, the Collateral Custodian Fee Letter, the Guaranties (if any), the Officers’ Certificates, any note or notes executed by Borrower in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by Horizon, Borrower or any of its Subsidiaries or any Guarantor and the Lender Group in connection with this Agreement.

“LTV” with respect to any Account Debtor, as of any date of determination and based on its most recent financial reporting, the quotient of (a) the aggregate principal balances of each Eligible Note Receivable of such Account Debtor plus all other outstanding balances of secured and unsecured indebtedness of such Account Debtor that are pari passu with or senior to each such Eligible Note Receivable divided by (b) such Account Debtor’s “value”, determined in accordance with Servicer’s Required Procedures.

“Mandatory Prepayment” has the meaning set forth in Section 2.3(b).

“Margin Stock” has the meaning set forth in Section 5.23.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, or Horizon and its Subsidiaries, taken as a whole, or Horizon Management, (b) a material impairment of the ability of Horizon, Horizon Management, Borrower or their respective Subsidiaries to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of Borrower, its Subsidiaries or Horizon or Horizon Management.

“Material Modification” means any amendment or waiver of, or modification or supplement to, any of the Note Receivable Documents governing such Note Receivable as a result of the related Account Debtor financial under-performance or the related Account Debtor credit-related concerns, in accordance with the Required Procedures, which:

(a)            reduces or forgives any or all of the principal amount due under such Note Receivable;

(b)            (i) waives one or more interest payments (other than any incremental interest accrued due to a default or event of default with respect to such Note Receivable), (ii) permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Note Receivable or (iii) reduces the spread or coupon payable on such Note Receivable unless such reduction (when taken together with all other reductions with respect to such Note Receivable) is by less than 10% of the spread or coupon payable at the time of the initial funding;

(c)            contractually or structurally subordinates such Note Receivable by operation of (i) any priority of payment provisions, (ii) any turnover provisions, (iii) the transfer of assets in order to limit recourse to the related Account Debtor or (iv) the granting of liens on any of the collateral securing such Note Receivable, in each case that requires the consent of the Borrower or any lenders thereunder; provided, however, that any contractual or structural subordination with respect to any Note Receivable pursuant to the foregoing (i) through (iii) of this clause (c) agreed to by the Borrower in connection with any change in the lender or lenders under the related commercial loan and that has been previously an Eligible Second Lien Note Receivable, and after such change will continue to be an Eligible Second Lien Note Receivable shall not be a “Material Modification” of such Note Receivable;

(d)            either (i) extends the maturity date of such Note Receivable by more than 120 days past the maturity date as of the initial funding or (ii) extends the amortization schedule with respect thereto;

(e)            substitutes, alters or releases the Purchased Assets (as defined in the Sale and Servicing Agreement) related to such Note Receivable, and such substitution, alteration or release, individually or in the aggregate and as determined in the Agent’s reasonable discretion, materially and adversely affects the value of such Note Receivable; or

(f)            waives any other material requirement under such Note Receivable Document.

“Maturity Date” has the meaning set forth in Section 3.4.

“Maximum Availability” means, for any day, the least of (i) the Facility Amount, (ii) the Borrowing Base on such day, and (iii) an amount equal to (a) the Aggregate Outstanding Note Receivable Balance on such day plus (b) the amount of cash and cash equivalents constituting Principal Collections held in the Collection Account on such day minus (c) the Minimum Equity Requirement.

“Maximum Portfolio Advance Rate” means sixty percent (60%).

“Maximum Revolver Amount” means $150,000,000, or such other amount of the aggregate Commitments at such time as reflected on Schedule C-1 as then in effect pursuant to this Agreement or any amendment to this Agreement.

“Minimum Equity Requirement” means the minimum amount of equity investment in the Borrower which shall be maintained by Horizon, in the form of cash and/or Eligible Notes Receivable having an outstanding principal balance at all times prior to the Maturity Date of an amount equal to the greater of (a) $35,000,000 and (b) (i) (x) during the Ramp-Up Period or (y) at any time that there are fewer than thirty (30) unaffiliated Account Debtors with respect to the Eligible Note Receivables included in the Borrower Collateral, the sum of the Aggregate Outstanding Note Receivable Balance for the four (4) largest unaffiliated Account Debtors and (iii) (x) following the Ramp-Up Period and (y) at any time that there are thirty (30) or more unaffiliated Account Debtors with respect to the Eligible Note Receivables included in the Borrower Collateral, the sum of the Aggregate Outstanding Note Receivable Balance for the five (5) largest unaffiliated Account Debtors; provided, however, that at any time there are no outstanding Advances, the “Minimum Equity Requirement” shall be zero.

“Negotiable Collateral” means letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper).

“Net Eligible Notes Receivable” means, as of any date of determination, the aggregate unpaid principal amount of all Eligible Notes Receivable (less any portions that are excluded based upon the definition of Eligible Notes Receivable, all principal representing accrued interest, all end of term fees payable at maturity, and all undrawn principal amounts, each to the extent included in such Notes Receivable) on such date.

“Net Investment Income” means, with respect to any Person for any fiscal period, such Person’s interest and fee income, less operating expenses, in each case as determined for such period and in each case not otherwise defined herein as determined in accordance with GAAP.

“Note Receivable” means a promissory note evidencing a commercial loan made or purchased by Borrower in accordance with the Required Procedures and secured by a Lien on property owned by the maker of such note.

“Note Receivable Documents” means, with respect to any Note Receivable, the Note Receivable and all other material loan or collateral documentation executed or delivered in connection therewith.

“Obligations” means (a) all loans (including the Advances), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Agent Fee Letter and the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by Borrower to the Lender Group pursuant to or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning set forth in Section 14.1(e).

“OUS Organized Debtor” means an Account Debtor organized under the laws of (i) Canada, (ii) the United Kingdom or (iii) any other foreign jurisdiction as may be proposed to the Agent in writing and approved by the Agent in its reasonable discretion from time to time, in each case, which does business in the United States or any state thereof.

“Outstanding Note Receivable Balance” means with respect to any Note Receivable, the lesser of (i) the FMV of such Note Receivable, not to exceed such Note Receivable’s par value or (ii) then outstanding principal balance thereof.

“Overadvance” has the meaning set forth in Section 2.3(b).

“Participant” has the meaning set forth in Section 14.1(e).

“Patriot Act” has the meaning set forth in Section 5.26.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means (a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (e) sales to Horizon pursuant to the Sale and Servicing Agreement of Notes Receivable that are either not Eligible Notes Receivable or that have become ineligible in whole or in part due to one or more of the concentration limits in the definition of Eligible Notes Receivable, for replacement or substitute Eligible Notes Receivable of at least equivalent face value, (f) sales of Note Receivable Collateral, without recourse to Borrower, in connection with a foreclosure or similar proceeding following a default under the Note Receivable secured by such Note Receivable Collateral, for a cash purchase price of not less than the fair market value of such Notes Receivable Collateral to a person that is not an Affiliate of Borrower and (g) sales of Real Estate Owned without recourse to Borrower, for a cash purchase price of not less than the fair market value of such Real Estate Owned, to a person that is not an Affiliate of Borrower.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) commercial loans evidenced by a Note Receivable made in the ordinary course of business and related equity investments received or made in accordance with the Required Procedures, (e) Investments received in settlement of amounts due to Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to Borrower or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of Borrower, and (f) Real Estate Owned.

“Permitted Liens” means (a) Liens granted to, or for the benefit of, Agent, to secure the Obligations, (b) Liens for unpaid taxes or assessments that either (i) are not yet delinquent, (ii) are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, or (iii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (f) Liens resulting from any judgment or award that is not an Event of Default hereunder, and (g) rights of setoff imposed by law upon deposit of cash and cash equivalents in favor of banks or other depository institutions incurred in the ordinary course of business in deposit accounts maintained with such bank or depository institution to the extent permitted under this Agreement.

“Permitted Protest” means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes, or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or any of its Subsidiaries, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no material impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Portfolio Charged-Off Ratio” means, with respect to any Collection Period, the percentage equivalent of a fraction, calculated as of the end of such Collection Period on the Determination Date occurring in the second calendar month following the end of such Collection Period, (i) the numerator of which is equal to the aggregate outstanding principal balance of all Notes Receivable in Horizon’s consolidated and managed portfolio that became Charged-Off Notes Receivable during such Collection Period and (ii) the denominator of which is equal to the sum of (A) the aggregate outstanding principal balance of all Notes Receivable serviced by the Servicer as of the first day of such Collection Period and (B) the aggregate outstanding principal balance of all Notes Receivable in Horizon’s consolidated and managed portfolio as of the last day of such Collection Period divided by 2.

“Post-Termination Revolving Note Receivable Funding” means an Advance by the Lenders, made following the termination of the Revolving Credit Availability Period, which Advance may be used for the sole purpose of funding advances requested by Account Debtors under the Revolving Notes Receivable.

“Prepayment Notice” has the meaning set forth in Section 2.3(c)(i).

“Prepayment Make-Whole Amount” has the meaning set forth in the Fee Letter.

“Prime Rate” means, for any date, the greater of (a) 4.00% and (b) the WSJ Rate.

“Principal Collections” means any and all Collections representing amounts paid by the applicable Account Debtor and applied by the Servicer in accordance with GAAP to the payment of the principal of a Note Receivable.

“Pro Rata Share” means, as of any date of determination, with respect to all matters as to a particular Lender (including the indemnification obligations arising under Section 16.7), (a) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the aggregate Commitments of all Lenders, and (b) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate outstanding principal amount of such Lender’s Advances, by (ii) the aggregate outstanding principal amount of all Advances.

“Ramp-Up Period” means the period commencing on the Restatement Date and ending on the earlier of (a) the six-month anniversary of the Restatement Date, and (b) the first date following the Restatement Date on which Borrower has an Aggregate Outstanding Note Receivable Balance of $75,000,000 or more.

“Real Estate Loan” means a Note Receivable that is secured by a Lien on Real Property where material value is attributed to such Real Property and relied upon in the underwriting of such Note Receivable.

“Real Estate Owned” means Real Property that secured a Note Receivable and was acquired by Borrower in connection with a foreclosure, deed-in-lieu of foreclosure or other similar process in which Borrower took legal title to such Real Property following a default under such Note Receivable.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Person, and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Rehabilitated Note Receivable” means any Eligible Note Receivable (a) that has a Material Modification, in each case in accordance with the Required Procedures, (b) for which the Account Debtor is (i) now making principal amortization payments to fully amortize such Note Receivable and (ii) no longer experiencing a material financial underperformance, distress or material default, in each case in accordance with the Required Procedures. Upon the Account Debtor of a Rehabilitated Note Receivable timely making six (6) principal amortization payments and such Account Debtor no longer experiencing material financial underperformance, distress or material default of its obligations, in each case, in accordance with the Required Procedures, such Rehabilitated Note Receivable shall no longer constitute a Rehabilitated Note Receivable and shall constitute an Eligible Note Receivable (provided it meets all other requirements for an Eligible Note Receivable).

“Related Property” has the meaning set forth in the Sale and Servicing Agreement.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

“Remittance Date” means (x) the tenth (10th) day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day and (y) the Maturity Date.

“Replacement Lender” has the meaning set forth in Section 2.11(b).

“Report” has the meaning set forth in Section 16.17(a).

“Required Asset Documents” means the documents set forth on Schedule R-1 hereto.

“Required Lenders” means, at any time, the Lenders whose aggregate Pro Rata Shares exceed fifty percent (50%); provided, however, that at any time when there are two or more Lenders, “Required Lenders” must include at least two Lenders whose aggregate Pro Rata Shares exceed fifty percent (50%).

“Required Procedures” means the written policies, procedures and guidelines, that Horizon utilizes in the origination (and Horizon Management utilizes in the servicing) of Notes Receivable Horizon owns, or sells to its subsidiaries, specifically including underwriting, documentation, portfolio management and financial policies, procedures and guidelines over collateral and financial analysis, business and asset valuation (including appraisal), auditing, collection activities, renewal, extension, modification, recognition, accrual, non-accrual and charge-off policies, and the use of the Approved Forms with respect to the origination, funding and servicing of Notes Receivable, all in the form delivered to Agent and approved by Agent on or prior to the Restatement Date and attached to the Closing Certificate, as amended from time to time in accordance with the Sale and Servicing Agreement; provided, however, that no material change to the Approved Forms or the policies and procedures as in effect on the Restatement Date shall be effective unless (a) Agent and Borrower have each received at least ten (10) Business Days prior written notice of such change and, (b) if either Agent in the exercise of its Permitted Discretion, or Borrower in its reasonable discretion, believes that such change could reasonably be expected to have a material adverse effect upon the quality or value of the Eligible Notes Receivable or the collectability of any Note Receivable or the Advances thereon, such change has the prior written approval of both Agent and Borrower; provided further, that (i) each of Agent and Borrower shall use reasonable efforts to notify Horizon of any objection it has to any such proposed change within ten (10) Business Days following its receipt of notice thereof from Horizon, but failure by Agent or Borrower to do so shall not be deemed to be a consent to or approval of such change, and (ii) if, after the expiration of such ten (10) Business Day period, Horizon has provided to each of Agent and Borrower a second written notice of such proposed change and received acknowledgment of Agent's and Borrower's receipt thereof, then each of Agent and Borrower shall be deemed to have consented to such proposed change unless either Agent or Borrower has notified Horizon of its objection thereto within twenty (20) days following its receipt of such second notice from Horizon.

“Restatement Date” means June 22, 2021.

“Restricted Payments” means (a) any dividend or other distribution, in cash or other property, direct or indirect, on account of any class of Stock in Borrower, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Stock in Borrower, now or hereafter outstanding, (c) any payment made to retire, or obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Stock in Borrower, now or hereafter outstanding, (d) any payment or prepayment of principal, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt or any Indebtedness owing to a holder of Stock in Borrower or an Affiliate of a holder of Stock in Borrower, or (e) any payment (other than compensation to an officer or director of Borrower, as such, in the ordinary course of business, or Servicing Fees or other amount permitted to be paid to Servicer under the Sale and Servicing Agreement) to a holder of Stock in Borrower or to an Affiliate of Borrower or an Affiliate of any holder of Stock in Borrower not expressly authorized herein.

“Revolving Credit Availability Period” means the period commencing on the Restatement and ending on the Termination Date.

“Revolving Note Receivable” means each Note Receivable that is secured by a valid first priority security interest or lien on specified collateral, (b) is not subordinate in right of payment to any other obligation for borrowed money of the Account Debtor, (c) the Account Debtor has an LTV not greater than fifty percent (50%), and (d) with respect to which the Borrower has a revolving credit commitment to advance amounts to the applicable Account Debtor during a specified term and which was underwritten as a “Revolving Note Receivable” in accordance with the Required Procedures and is identified on the books of the Servicer as such.

“Revolving Note Receivable Unfunded Available Amount” means, at any time, the sum of the products for each Revolving Note Receivable of (x) the aggregate unfunded available commitment (after giving effect to any borrowing base or collateral tests or other restrictions on availability) under such Revolving Note Receivable at such time times (y) the applicable Advance Rate.

“RIC/BDC Requirements” means the requirements Horizon must satisfy to maintain (a) its status as a “business development company,” within the meaning of the 1940 Act, including, but not limited to, “asset coverage” requirements (as defined in and determined pursuant to Section 18 of the 1940 Act) and (b) its election to be treated as a “regulated investment company” under the Code.

“Rolling Six-Month Charged-Off Ratio” means, for any day on which Advances are outstanding, the rolling six period average Charged-Off Ratio for the six immediately preceding Collection Periods.

“Rolling Six-Month Portfolio Charged-Off Ratio” means, for any day, the rolling six period average Portfolio Charged-Off Ratio for the six immediately preceding Collection Periods.

“Sale and Servicing Agreement” means the Second Amended and Restated Sale and Servicing Agreement among Borrower, Horizon (as Originator), Horizon Management (as initial Servicer), U.S. Bank (as Collateral Custodian), and Agent, in form and substance satisfactory to Agent.

“Sanctions” has the meaning set forth in Section 5.25(a).

“Scheduled Payments” has the meaning set forth in the Sale and Servicing Agreement.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a “securities account,” as that term is defined in the Code.

“Servicer” means Horizon, or any other Person that assumes the functions of servicing the Notes Receivable with the prior written consent of Agent or is otherwise appointed pursuant to the terms of the Sale and Servicing Agreement.

“Servicer Advance” means an advance of Scheduled Payments made by the Servicer pursuant to the Sale and Servicing Agreement.

“Servicer Default” has the meaning set forth in the Sale and Servicing Agreement.

“Servicing Fees” means the “Servicing Fee” payable to Servicer in accordance with the Sale and Servicing Agreement, which shall in no case exceed for any measurement period (as determined pursuant to the Sale and Servicing Agreement) one and a half percent (1.50%) per annum on the average Notes Receivable balance (as determined pursuant to the Sale and Servicing Agreement) for such measurement period.

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“Spread” means, with respect to Notes Receivable accruing interest at a floating rate, the current “all-in” cash interest rate of such Notes Receivable over the WSJ Rate.

“Stock” means all shares, options, warrants, membership interests, units of membership interests, other interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subordinated Debt” means any unsecured Indebtedness specifically subordinated to the prior payment in full in cash of the Obligations and which shall otherwise be on terms and conditions reasonably satisfactory to Agent and subject to a Subordination Agreement.

“Subordination Agreement” means a subordination agreement executed and delivered by Borrower and each of the holders of Subordinated Debt and Agent, the form and substance of which is satisfactory to Agent.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Supplemental Interests” means, with respect to any Note Receivable, any warrants, equity or other equity interests or interests convertible into or exchangeable for any such interests received by Horizon from the Account Debtor in connection with such Note Receivable.

“Supporting Obligation” means a letter-of-credit right or secondary obligation that supports the payment or performance of an Account, chattel paper, document, General Intangible, Note Receivable, instrument, or Investment Property.

“Swap Breakage and Indemnity Amounts” means any early termination payments, taxes, indemnification payments and any other amounts owed to a Hedge Provider under a Hedge Agreement that do not constitute monthly payments.

“Tangible Net Worth” means, with respect to any Person as of any date of determination, determined on a consolidated basis and in accordance with GAAP, the result of (a) such Person’s total members’ or shareholder’s equity, plus (b) all Indebtedness expressly subordinated to all other borrowed Indebtedness of such Person, minus (c) all Intangible Assets of such Person, minus (d) all of such Person’s prepaid expenses, minus (e) all amounts due to such Person from Affiliates of such Person.

“Target Industry” means each of the following business areas as classified in accordance with the Required Procedures: (a) Technology, (b) Life Science, (c) Healthcare Information and Services, and (d) Cleantech.

“Target Industry Percentage Limit” means (a) with respect to the Target Industry of Technology, seventy percent (70%); (b) with respect to the Target Industry of Life Science, seventy percent (70%); (c) with respect to the Target Industry of Healthcare Information and Services, seventy percent (70%); (d) with respect to the Target Industry of Cleantech, fifty percent (50%).

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto.

“Tax Lender” has the meaning set forth in Section 15.2(a).

“Term Note Receivable” means each Note Receivable with required scheduled monthly amortization payments, no portion of which may be reborrowed once repaid, and designated as a “term loan” on the books of the Servicer in accordance with the Required Procedures.

“Termination Date” means the earliest to occur of (a) the Commitment Termination Date, (b) the occurrence of an Early Termination Event, or (c) the date of termination declared or occurring automatically in respect of the occurrence of an Event of Default pursuant to Section 9.1.

“Unhedged Fixed-Rate Note Receivable” means any Fixed-Rate Note Receivable that is not subject to a Hedge Transaction in form an substance reasonably approved by the Agent that provides for payments to the Borrower to the extent that the WSJ Rate exceeds a rate specified in the related Hedge Agreement.

“United States” means the United States of America.

“Unused Fee” has the meaning set forth in Section 2.10(a).

“U.S. Lender” has the meaning set forth in Section 16.11(c).

“Voidable Transfer” has the meaning set forth in Section 17.8.

“Weighted Average Advance Rate” means, as of any date of determination and after the application of the limitations set forth in the definition of Excess Concentration Amounts, (x) the sum of the products for all Eligible Notes Receivable included in the Collateral of (i) the Outstanding Note Receivable Balance of such Eligible Notes Receivable multiplied by (ii) the applicable Advance Rate for each such Eligible Notes Receivable divided by (y) (i) the Aggregate Outstanding Note Receivable Balance less (ii) the Excess Concentration Amount as of such date.

“Weighted Average Fixed Coupon” means, as of any Determination Date, a fraction, expressed as a percentage (rounded up to the nearest 0.01%), (x) the numerator of which is the sum of the products for each Fixed-Rate Note Receivable (excluding Charged-Off Note Receivable) of (A) the cash yield for such Fixed-Rate Note Receivable of as of such date times (B) by the Outstanding Note Receivable Balance of such Fixed-Rate Note Receivable as of such date, and (y) the denominator of which is the aggregate Outstanding Note Receivable Balance of all such Fixed-Rate Notes Receivable. For purposes of this definition, all Fixed-Rate Notes Receivable that are not paying cash interest as of the applicable Determination Date shall be treated as having an interest rate of 0%.

“Weighted Average Floating Spread” means, as of any Determination Date, a fraction, expressed as a percentage (rounded up to the nearest 0.01%), (x) the numerator of which is the sum of the products for each Note Receivable accruing interest at a floating rate (excluding Charged-Off Notes Receivable) of (A) the Spread, on an annualized basis, of such Notes Receivable (including commitment, letter of credit and all other fees), by (B) the Outstanding Note Receivable Balance of such Notes Receivable as of such date and (y) the denominator of which is the aggregate Outstanding Note Receivable Balance of all such Notes Receivable accruing interest at a floating rate as of such date.

“Weighted Average Remaining Maturity” means, with respect to the Notes Receivable included in the Collateral as of any Determination Date, the number equal to (i) the sum of the products for each such Note Receivable of (A) the remaining term to maturity of such Note Receivable (in years, rounded to the nearest one tenth thereof and based upon the initial maturity date of such Note Receivable) times (B) the Outstanding Note Receivable Balance of such Note Receivable divided by (ii) Aggregate Outstanding Note Receivable Balance at such time.

“Weighted Average Spread” means, as of any Determination Date, an amount (rounded up to the next 0.01%) equal to the weighted average of (a) for Notes Receivable which bear interest at a floating rate, the Weighted Average Floating Spread of such Notes Receivable and (b) for Fixed-Rate Notes Receivable, the excess of the Weighted Average Fixed Coupon of such Notes Receivable over the then-current weighted average strike rate under the Hedge Transactions, or, if there are no Hedge Transactions outstanding, over the then current WSJ Rate.

“WSJ Rate” means the rate of interest published in The Wall Street Journal as the prime rate in the United States, such rate to change as and when such designated rate changes.

1.2            Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Restatement Date or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Horizon” is used in respect of a financial covenant or a related definition, it shall be understood to mean Horizon and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

1.3            Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern.

1.4            Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds (or, in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization) of all of the Obligations (including the payment of any Lender Group Expenses that have accrued irrespective of whether demand has been made therefor and the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5            Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.            LOAN AND TERMS OF PAYMENT.

2.1            Revolver Advances.

(a)            Subject to the terms and conditions of this Agreement, and during the Revolving Credit Availability Period, each Lender agrees (severally, not jointly or jointly and severally) to make Advances to Borrower in an amount at any one time outstanding not to exceed the lesser of

(i)            such Lender’s Commitment, or

(ii)            such Lender’s Pro Rata Share of the Available Amount at such time;

(b)            Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the Borrowing Base (or the Maximum Revolver Amount in the case of clause (iv) below) in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including (i) reserves in an amount up to the Bank Product Reserve Amount, and (ii) reserves with respect to (A) sums that Borrower is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, (B) amounts owing by Borrower or any of its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over the Agent’s Liens), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, (iii) the valuation of any Note Receivable, the Collateral securing any Note Receivable, or other Collateral, and (iv) up to the aggregate amount of available unfunded revolver commitments of Borrower to the makers of Notes Receivable.

(c)            During the Amortization Period until the reduction to zero of all outstanding commitments in respect of Revolving Notes Receivable, each Lender shall make Post-Termination Revolving Note Receivable Fundings up to an aggregate amount equal to such Lender’s Commitment less outstanding Advances made by such Lender. Requests for and funding of Post-Termination Revolving Note Receivable Fundings shall be made in accordance the procedures set forth in Section 2.2; provided, that the Agent may, in its sole discretion, advance funds constituting Post-Termination Revolving Note Receivable Fundings to (i) the Borrower or (ii) the applicable Account Debtor directly, on behalf of the Borrower, and in either case, such funds shall be used solely for the purpose of funding advances requested by an Account Debtor under a Revolving Note Receivable.

(d)            Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

2.2            Borrowing Procedures and Settlements.

(a)            Procedure for Borrowing. On the terms and conditions hereinafter set forth, the Borrower may, by delivery of an irrevocable written request to the Agent (any such request, a “Funding Request”), from time to time on any Business Day during the Revolving Credit Availability Period (but not more than once per calendar week), at its option, request that the Lenders make Advances to it in an amount which, at any time, shall not exceed the Available Amount in effect on the related Funding Date.

(i)            Such Funding Request shall be delivered not later than 12:00 noon (New York City time) on the date which is one (1) Business Day prior to the requested Funding Date. Each Funding Request shall specify the aggregate amount of the requested Advance, which shall be in an amount equal to at least $1,000,000. Each Funding Request shall be accompanied by (i) a certificate of the Borrower, depicting the outstanding amount of Advances under this Agreement and representing that all conditions precedent for a funding have been met, including a representation by the Borrower that the requested Advance shall not, on the Funding Date thereof, exceed the Available Amount on such day, (ii) a Borrowing Base Certificate as of the applicable Funding Date (giving pro forma effect to the Advance requested and the use of proceeds thereof), (iii) an updated schedule listing of all Notes Receivable including each Note Receivable that is subject to the requested Advance, (iv) the proposed Funding Date, and (v) wire transfer instructions for the Advance. Upon receipt of such Funding Request, the Agent shall promptly forward such Funding Request to the Lenders.

(ii)            A Funding Request shall be irrevocable when delivered; provided however, that if the Borrowing Base calculation delivered pursuant to clause (ii) above includes a Note Receivable which does not become part of the Borrower Collateral on or before the applicable Funding Date as anticipated, and the Borrower cannot otherwise make the representations required pursuant to clause (i) above, the Borrower shall revise the Funding Request accordingly, and shall pay any loss, cost or expense incurred by any Lender in connection with the broken funding evidenced by such revised Funding Request.

(iii)            On the Funding Date following the satisfaction of the applicable conditions set forth in this Section 2.2(a) and Article III, the Lenders shall make available to the Agent at its address listed beneath its signature on its signature page to this Agreement (or on the signature page to the joinder agreement pursuant to which it became a party hereto), for deposit to the account of the Borrower or its designee in same day funds, at the Borrower’s Designated Account, an amount equal to such Lender’s Pro Rata Share of the Advance then being made. Each wire transfer of an Advance to the Borrower shall be initiated by the applicable Lender no later than 3:00 p.m. (New York City time) on the applicable Funding Date. The obligation of each Lender to remit its Pro Rata Share of any such Advance shall be several from that of each other Lender, and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder.

(iv)            The Borrower shall deliver to the Agent any other documents or materials reasonably requested with respect to each Note Receivable, promptly upon request therefor.

(b)            Extension of Commitment Termination Date. The Borrower may, no later than ninety (90) days prior to the then current anniversary of the Restatement Date, by written notice to the Agent, make written requests for the Lenders to extend the Commitment Termination Date for an additional revolving period of 364 days. The Agent will give prompt notice to each Lender of its receipt of such request for extension of the Commitment Termination Date. Each Lender shall make a determination, in its sole discretion and after a full credit review, not less than fifteen (15) days prior to the then applicable anniversary of the Restatement Date as to whether or not it will agree to extend the Commitment Termination Date; provided, however, that the failure of any Lender to make a timely response to the Borrower’s request for extension of the Commitment Termination Date shall be deemed to constitute an acceptance by such Lender to extend the Commitment Termination Date.

(c)            Notation. Agent shall record on its books the principal amount of the Advances owing to each Lender, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate. In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Advances in its books and records, including computer records.

(d)            Defaulting Lenders. Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit or any Collections or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of an Advance (or other funding obligation) was funded by such other non-Defaulting Lender), (i) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrower as if such Defaulting Lender had made its portion of Advances (or other funding obligations) hereunder, and (ii) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (M) of Section 2.4(b). Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(a), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. The provisions of this Section 2.2(d) shall remain effective with respect to such Defaulting Lender until the earlier of (x) the date on which all of the non-Defaulting Lenders, Agent, and Borrower shall have waived, in writing, the application of this Section 2.2(d) to such Defaulting Lender, or (y) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder. The operation of this Section 2.2(d) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower, at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including all interest, fees, and other amounts that may be due and payable in respect thereof,); provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.2(d) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.2(d) shall control and govern.

(e)            Independent Obligations. All Advances shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.3            Payments; Overadvances; Voluntary Prepayment; Collections Account Release.

(a)            Payment and Voluntary Prepayment.

(i)            Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 2:00 p.m. (New York time) on the date specified herein. Any payment received by Agent later than 2:00 p.m. (New York time) shall be deemed to have been received on the following Business Day and any applicable interest, fee or Breakage Costs shall continue to accrue until such following Business Day.

(ii)            Unless Agent receives notice from Borrower prior to the date on which any payment or voluntary prepayment is due to the Lenders that Borrower will not make such payment or voluntary prepayment in full as and when required, Agent may assume that Borrower has made (or will make) such payment or voluntary prepayment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment or voluntary prepayment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)            Overadvances. If, at any time or for any reason, the aggregate principal balance of the Loans owed by Borrower to the Lender Group is greater than the Maximum Availability (an “Overadvance”), Borrower shall, within two Business Days pay to Agent, in cash, (i) the amount of such excess (to the extent not paid sooner from Collections), which amount shall be used by Agent to reduce the outstanding principal balance of the Loans, together with interest on such excess accrued to the date of prepayment, and (ii) if such payment is made on a date that is not a Remittance Date, any applicable Breakage Costs (such payment, a “Mandatory Prepayment”). Borrower promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement and the other Loan Documents.

(c)            Voluntary Prepayment; Collections Account Release. From time to time during the Revolving Credit Availability Period, by delivering to Agent a written notice and on any date that is not a Remittance Date, the Borrower may:

(i)            prepay all or any portion of the Advances then outstanding, other than with respect to Mandatory Prepayments, by delivering to the Agent written notice of such prepayment (a “Prepayment Notice”) at least two (2) Business Days prior to the date of such prepayment (or such later time as the applicable Lenders, in their respective sole discretion, may agree), specifying the date and amount of the prepayment and certifying that, immediately before and after giving effect to such prepayment, (A) no Default or Event of Default has occurred and is continuing and (B) Borrower is and shall be in compliance with the terms of this Agreement. Any prepayment by the Borrower of Advances pursuant to this Section 2.3(c)(i), other than with respect to Mandatory Prepayments, shall be in a minimum amount of $500,000 with integral multiples of $100,000 above such amount (except that, in the case of a prepayment of all Advances then outstanding, such prepayment need not be in an integral multiple of $100,000); any amount so prepaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Credit Availability Period. A Prepayment Notice shall be irrevocable when delivered; or

(ii)            release any Available Collections from the Collection Account (a “Collection Account Release”) in excess of the interest and other amounts described in clauses (A) through (K) of Section 2.4(a) by delivering to the Agent written notice at least two (2) Business Days prior to the proposed date of such release (a “Collection Account Release Notice”) (x) specifying the date and amount of the Collection Account Release and (y) certifying that, immediately before and after giving effect to such Collateral Account Release, (A) Borrower is and shall be in compliance with the Borrowing Base and (B) no Default or Event of Default has occurred and is continuing. A Collections Account Release may be applied towards the acquisition of new Collateral or for the general corporate purposes of the Borrower. A Collection Account Release Notice shall be irrevocable when delivered.

No prepayment pursuant to clause (i) above or any Collection Account Release shall be given effect unless the Borrower has complied with the terms of any Hedge Agreement requiring that one or more Hedge Transactions be terminated or amended in whole or in part as the result of any such prepayment or such Collection Account Release, and the Borrower has paid all Hedge Breakage Costs owing to the relevant Hedge Provider for any such termination or amendment. If any Prepayment Notice relating to any prepayment is given, the amount specified in such Prepayment Notice shall be due and payable on the date specified therein, together with any Breakage Costs (including Hedge Breakage Costs) related thereto. If any such Collection Account Release Notice is given, the amount remitted to Borrower pursuant to such Collection Account Release Notice shall be reduced by the amount of any Breakage Costs (including Hedge Breakage Costs) related thereto.

2.4            Apportionment and Application of Payments.

On each Remittance Date, the Servicer on behalf of the Borrower shall pay for receipt by the applicable Lender no later than 11:00 a.m. (New York City time) to the following Persons, from (i) amounts on deposit in the Collection Account, including, all Collections, to the extent of available funds, (ii) Servicer Advances, and (iii) amounts received in respect of any Hedge Agreement during such Collection Period (the sum of such amounts described in clauses (i), (ii) and (iii), being the “Available Collections”) the following amounts in the following order of priority:

(a)            During the Revolving Credit Availability Period, and in each case unless otherwise specified below, applying Available Collections (provided, that, Available Collections which do not constitute Principal Collections shall be applied to the extent available before any Available Collections constituting Principal Collections are applied):

(A)            FIRST, to the Servicer, in an amount equal to any unreimbursed Servicer Advances, for the payment thereof;

(B)            SECOND, to the Servicer, in an amount equal to its accrued and unpaid Servicing Fees to the end of the preceding Collection Period for the payment thereof;

(C)            THIRD, ratably, (A) to the Backup Servicer and any Successor Servicer, as applicable, in an amount equal to any accrued and unpaid Backup Servicing Fees, in an amount not to exceed the aggregate Backup Servicing Fees provided for in the Backup Servicer Engagement Letter per annum, (B) to the Collateral Custodian in an amount equal to any accrued and unpaid Collateral Custodian Fees, in an amount not to exceed the aggregate Collateral Custodian Fees provided for in the Collateral Custodian Fee Letter per annum, and (C) to the Agent, in an amount equal to any accrued and unpaid Agent’s Fee;

(D)            FOURTH, to each Hedge Provider, any amounts owing that Hedge Provider under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof, but excluding, to the extent the Hedge Provider is not the same Person as the Agent, any Swap Breakage and Indemnity Amounts;

(E)            FIFTH, to the Agent for payment to each Lender, in an amount equal to any accrued and unpaid Interest and Unused Fee for such Remittance Date;

(F)            SIXTH, first, to the Agent for payment to each Lender, an amount equal to the excess, if any, of outstanding Advances over the lesser of (i) the Borrowing Base or (ii) the Facility Amount, pro rata;

(G)            SEVENTH, ratably, (A) to the Backup Servicer and any Successor Servicer, as applicable, in an amount equal to any accrued and unpaid Backup Servicing Fee and any other amounts due and owing to such Person and (B) to the Collateral Custodian in an amount equal to any accrued and unpaid Collateral Custodian Fee and any other amounts due and owing to such Person, in each case, to the extent not paid pursuant to clause THIRD above;

(H)            EIGHTH, to each Hedge Provider, any Swap Breakage and Indemnity Amounts owing that Hedge Provider;

(I)            NINTH, to the Agent for payment to each Lender, in the amount of unpaid Breakage Costs with respect to any prepayments made prior to such Remittance Date and any other costs or expenses, and/or taxes (if any) owed to such Lender;

(J)            TENTH, to the Agent, all other amounts or Obligations then due under this Agreement or the other Loan Documents to the Agent, the Lenders or any Indemnified Person, each for the payment thereof;

(K)            ELEVENTH, to the Servicer, all other amounts then due under this Agreement or the other Loan Documents to the Servicer, for the payment thereof; and

(L)            TWELFTH, all remaining amounts to the Borrower.

(b)            During the Amortization Period, to the extent of Available Collections (provided, that, (i) Available Collections which do not constitute Principal Collections shall be applied to clauses FIRST through SIXTH to the extent available before any Available Collections constituting Principal Collections are applied, and (ii) unless an Event of Default shall have occurred and be continuing, only Available Collections constituting Principal Collections shall be applied to clause SIXTH):

(A)            FIRST, to the Servicer, in an amount equal to any unreimbursed Servicer Advances, for the payment thereof;

(B)            SECOND, to the Servicer, in an amount equal to its accrued and unpaid Servicing Fees to the end of the preceding Collection Period for the payment thereof;

(C)            THIRD, ratably, (A) to the Backup Servicer and any Successor Servicer, as applicable, in an amount equal to any accrued and unpaid Backup Servicing Fee, in an amount not to exceed the aggregate Backup Servicing Fees provided for in the Backup Servicer Engagement Letter per annum, (B) to the Collateral Custodian in an amount equal to any accrued and unpaid Collateral Custodian Fee, in an amount not to exceed the aggregate Collateral Custodian Fees provided for in the Collateral Custodian Fee Letter per annum, and (C) to the Agent, in an amount equal to any accrued and unpaid Agent’s Fee;

(D)            FOURTH, to each Hedge Provider, any amounts owing that Hedge Provider under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof, but excluding, to the extent the Hedge Provider is not the same Person as the Agent, any Swap Breakage and Indemnity Amounts;

(E)            FIFTH, to the Agent for payment to each Lender, in an amount equal to any accrued and unpaid Interest and Unused Fee for such Remittance Date;

(F)            SIXTH, to the Agent for ratable payment to each Lender, in an amount to reduce outstanding Advances to zero;

(G)            SEVENTH, ratably, (A) to the Backup Servicer and any Successor Servicer, as applicable, in an amount equal to any accrued and unpaid Backup Servicing Fee and any other amounts due and owing to such Person and (B) to the Collateral Custodian in an amount equal to any accrued and unpaid Collateral Custodian Fee and any other amounts due and owing to such Person, in each case, to the extent not paid pursuant to clause THIRD and FOURTH above;

(H)            EIGHTH, to each Hedge Provider, any Swap Breakage and Indemnity Amounts owing that Hedge Provider;

(I)            NINTH, to the Agent for payment to each Lender, in the amount of unpaid Breakage Costs with respect to any prepayments made on such Remittance Date, increased costs and/or taxes (if any) owed to such Lender;

(J)            TENTH, to the Agent, all other amounts or Obligations then due under this Agreement or the other Loan Documents to the Agent, the Lenders or any Indemnified Person, each for the payment thereof;

(K)            ELEVENTH, to the Servicer, all other amounts then due under this Agreement or the other Loan Documents to the Servicer, for the payment thereof;

(L)            TWELFTH, to the Agent, all other amounts or Obligations then due under this Agreement or the other Loan Documents to any Defaulting Lender, each for the payment thereof; and

(M)            THIRTEENTH, all remaining amounts to the Borrower.

In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

2.5            Interest Rates: Rates, Payments, and Calculations.

(a)            Interest Rates. Except as provided in Section 2.5(b) below, all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to the Interest Rate at such time.

(b)            Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders), all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to two percent (2.0%) above the Interest Rate otherwise applicable hereunder (the “Default Rate”).

(c)            Payment. Except to the extent, if any, provided to the contrary in Section 2.10 or Section 2.12, interest and all other fees payable hereunder shall be due and payable, in arrears, (i) on the first day of each month at any time that Obligations or Commitments are outstanding, and (ii) on the Maturity Date. Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge all interest and fees (when due and payable), all Lender Group Expenses (as and when incurred), all fees and costs provided for in Section 2.10 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products) to Borrower’s Loan Account, all of which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement that are charged to the Loan Account shall thereupon constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder.

(d)            Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year for the actual number of days elapsed. In the event the Prime Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Prime Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Prime Rate.

(e)            Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.6            Cash Management.

(a)            Borrower shall and shall cause each of its Subsidiaries to, or shall cause Servicer to, (i) establish and maintain cash management services of a type and on terms satisfactory to Agent at one or more of the banks set forth on Schedule 2.6(a) (each, a “Cash Management Bank”), including without limitation, the Collection Account Bank, and shall request in writing and otherwise take such reasonable steps to ensure that all of Borrower’s and its Subsidiaries’ Account Debtors (and third party payors in the case of Account Debtors with governmental and institutional payors) forward payment of the amounts owed by them directly to the Collection Account, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all Collections received in good funds (including those sent directly by their Account Debtors to Borrower or one of its Subsidiaries) into the Collection Account, (iii) cause all payments for each sale or other disposition of one or more Notes Receivable or payment in full of one or more Notes Receivable in connection with the refinancing of such Note Receivable or the sale and release of the collateral securing such Note Receivable to be made by the escrow company, title insurance company or refinancing lender or purchaser directly to the Collection Account by wire transfer or check drawn on the account of such escrow company or title insurance company or by cashier’s check, and (iv) until such time as the Collection Account or an account in Agent’s name for receipt of Collections (each a “Cash Management Account”) is established, forward or cause to be forwarded no later than the first Business Day after the date of receipt thereof, all of their Collections to Agent’s Account. Borrower shall, or shall cause Servicer to, request in writing and otherwise take such reasonable steps to ensure that all of Borrower’s and its Subsidiaries’ Account Debtors forward payment of the amounts owed by them to Borrower directly to a Cash Management Account. Borrower covenants that no Collections made in respect of Borrower shall be commingled with Horizon’s, Servicer’s or any other Person’s deposits.

(b)            Each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and Borrower, in form and substance acceptable to Agent in its Permitted Discretion. Each such Cash Management Agreement shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by Agent directing the disposition of the funds in such Cash Management Account without further consent by Borrower, as applicable, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) it will forward, by an automatic daily sweep, all amounts in the applicable Cash Management Account to the deposit account of Agent designated in such Cash Management Agreement.

(c)            So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Schedule 2.6(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent and Agent shall have consented in writing in advance to the establishment of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, Borrower (or its Subsidiary, as applicable) and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement. Borrower (or its Subsidiaries, as applicable) shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days of notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within sixty (60) days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent’s reasonable judgment.

(d)            The Cash Management Accounts shall be cash collateral accounts subject to Control Agreements, and Borrower hereby grants a Lien in all Cash Management Accounts to Agent to secure payment of the Obligations.

2.7            Crediting Payments. The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account (or made by a Cash Management Bank to the deposit account of Agent designated in the relevant Cash Management Agreement) or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account (or into the deposit account of Agent designated in the relevant Cash Management Agreement) on a Business Day on or before 2:00 p.m. (New York time). If any payment item is received into the Agent’s Account (or into the deposit account of Agent designated in the relevant Cash Management Agreement) on a non-Business Day or after 2:00 p.m. (New York time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8            Designated Account. Agent is authorized to make the Advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.5(c). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Advance requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.9            Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower shall be charged with all Advances made by Agent or the Lenders to Borrower or for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account, including all amounts received from any Cash Management Bank in the deposit account of Agent designated in the relevant Cash Management Agreement. Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within thirty (30) days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.10            Fees. Borrower shall pay to Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned among the Lenders in accordance with the terms of letter agreements between Agent and individual Lenders:

(a)            Unused Line Fee. On each Remittance Date for the immediately preceding Interest Period during the Revolving Availability Period, Borrower shall pay to each Lender an unused line fee (the “Unused Fee”) in an amount equal to the product of (i) the Unused Fee Rate for such day and (ii) the difference of (A) such Lender’s Commitment and (B) such Lender’s Pro Rata Share of Advances Outstanding on such date. The Unused Fee shall be payable in arrears on each Remittance Date for each day during the related Interest Period (or portion thereof) then most recently ended.

As used in this Section 2.10(a):

(i)            “Unused Fee Rate” means (A) 0.375% divided by 360, on any day (1) during the Ramp-Up Period, (2) during the six-month period following a take-out financing which does not terminate this Agreement and reduces the Advances outstanding by more than fifty percent (50%) or (3) that Utilization is greater than or equal to thirty-five percent (35%), or (B) 0.50% divided by 360, on any day not described in clause (A) above.

(ii)            “Utilization” means, as of any date of determination, the percentage equivalent of a fraction (rounded to the nearest one hundredth of a percent (0.01%)), (A) the numerator of which is equal to the Daily Balance and (B) the denominator of which is equal to the aggregate Commitment of all Lenders on such date.

(b)            Fees Under Fee Letters. As and when due and payable under the terms of (i) the Agent Fee Letter, Borrower shall pay to Agent for the account of Agent the fees set forth in the Agent Fee Letter and (ii) the Fee Letter, Borrower shall pay to Agent for the account of the Lenders the fees set forth in the Fee Letter.

(c)            Audit, Appraisal, and Valuation Charges. For the separate account of Agent, Borrower shall pay to or at the direction of Agent reasonable audit, appraisal, and valuation fees and charges incurred in connection with financial or collateral audits or appraisals of Borrower, or appraisals of the Collateral or any portion thereof; provided that (A) so long as no Default or Event of Default has occurred and is continuing, Borrower will not be charged for more than one (1) financial or collateral inspection, audit or appraisal during any calendar year, whether pursuant to this Agreement or the Sale and Servicing Agreement, and (B) so long as no Event of Default has occurred and is continuing, none of Borrower, Horizon nor Horizon Management will be charged for an aggregate amount in excess of $30,000 for fees and charges during any calendar year covering financial or collateral inspections, audits or appraisals pursuant to this Agreement or the Sale and Servicing Agreement.

2.11            Capital Requirements.

(a)            If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within ninety (90) days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrower of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)            If any Lender requests additional or increased costs referred to in Section 2.12(b)(i) or amounts under Section 2.11(a) or sends a notice under Section 2.12(b)(ii) relative to changed circumstances (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(b)(i) or Section 2.11(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining any Advance and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrower’s obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(b)(i) or Section 2.11(a), as applicable, or to enable Borrower to obtain Advances, then Borrower (without prejudice to any amounts then due to such Affected Lender under Section 2.12(b)(i) or Section 2.11(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(b)(i) or Section 2.11(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain Advances, may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.

2.12            Interest Rates. Interest Rates. Except as otherwise provided in Sections 2.5(b) and 2.11(b), interest on the Advances shall be charged at a rate equal to the lesser of (i) the Prime Rate plus the Applicable Margin or (ii) the maximum rate of interest allowable by Law.

2.13            Increase in Facility Amount. Subject to the terms and conditions set forth herein, the Borrower shall have the right, at any time from the Restatement Date until the Commitment Termination Date, to increase the Facility Amount by an amount up to $100,000,000 (for a total maximum Facility Amount of $150,000,000). The following terms and conditions shall apply to any such increase: (i) any such increase shall be obtained from existing Lenders or from other Persons with the consent of the Agent (each, an “Eligible Assignee”), in each case in accordance with the terms set forth below; (ii) the Commitment of any Lender may not be increased without the prior written consent of such Lender; (iii) any increase in the Facility Amount shall be in a minimum principal amount of (x) if such increase shall be obtained from existing Lenders, $5,000,000 and (y) if such increase shall be obtained from Eligible Assignees who are not Lenders hereunder, $10,000,000; (iv) the Borrower and Lenders shall execute an acknowledgement (or in the case of the addition of a bank or other financial institution not then a party to this Agreement, a joinder agreement) in form and content satisfactory to the Agent to reflect the revised Commitments and Facility Amount (the Lenders do hereby agree to execute such acknowledgement (or joinder agreement) without delay unless the acknowledgement purports to (i) increase the Commitment of a Lender without such Lender’s consent or (ii) amend this Agreement or the other Loan Documents other than as provided for in this Section 2.13); (v) the Borrower shall execute such promissory notes as are necessary to reflect the increase in or creation of the Commitments; (vi) if any Advances are outstanding at the time of any such increase, the Borrower shall make such payments and adjustments on the Advances (including payment of any break funding amount owing in connection therewith) as necessary to give effect to the revised commitment percentages and outstandings of the Lenders; (vii) the Borrower may solicit commitments from Eligible Assignees that are not then a party to this Agreement so long as such Eligible Assignees are reasonably acceptable to the Agent and execute a joinder agreement in form and content satisfactory to the Agent; (viii) the conditions set forth in Section 3.2 shall be satisfied in all material respects; (ix) after giving effect to any such increase in the Facility Amount, no Default or Early Event of Default shall have occurred; (x) the Borrower shall have provided to the Agent, at least thirty (30) days prior to such proposed increase in the Facility Amount, written evidence demonstrating pro forma compliance with the Asset Quality Test and compliance with the Borrowing Base after giving effect to such proposed increase, such evidence to be satisfactory in the sole discretion of the Agent. The amount of any increase in the Facility Amount hereunder shall be offered first to the existing Lenders, and in the event the additional commitments which existing Lenders are willing to take shall exceed the amount requested by the Borrower, such excess shall be allocated in proportion to the commitments of such existing Lenders willing to take additional commitments. If the amount of the additional commitments requested by the Borrower shall exceed the additional commitments which the existing Lenders are willing to take, then the Borrower may invite other Eligible Assignees reasonably acceptable to the Agent to join this Agreement as Lenders hereunder for the portion of commitments not taken by existing Lenders, provided that such Eligible Assignees shall enter into such joinder agreements to give effect thereto as the Agent and the Borrower may reasonably request. Unless otherwise agreed by the Agent and the Lenders, the terms of any increase in the Facility Amount shall be the same as those in effect prior to any increase; provided, however, that should the terms of the increase agreed to be other than those in effect prior to the increase, then the Loan Documents shall, with the consent of the Agent and the Lenders, be amended to the extent necessary to incorporate any such different terms.

2.14            Reduction of Facility Amount. The Borrower shall be entitled at its option, on any Business Day (i) prior to the occurrence of an Early Termination Event and (ii) on or prior to August 31, 2019, reduce the Facility Amount by $25,000,000; provided, that the Borrower shall give prior written notice of such reduction to the Agent and each Managing Agent. The Lenders hereby agree that such reduction shall be allocated in full to the Commitment of KeyBank National Association, until the same shall be reduced to $50,000,000. Any request for a reduction or termination pursuant to this Section 2.14 shall be irrevocable.

3.            CONDITIONS; TERM OF AGREEMENT.

3.1            Conditions Precedent to the Restatement Date and Initial Extension of Credit. The occurrence of the Restatement Date and the obligation of each Lender to make or maintain any extension of credit under this Second Amended and Restated Loan and Security Agreement, is subject to the fulfillment, to the satisfaction of Agent and each Lender (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a)            Agent shall have received financing statements to be filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent’s Liens in and to the Collateral, and Agent shall have received searches reflecting the filing of all such financing statements;

(b)            Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

(i)            the Cash Management Agreements,

(ii)            the Closing Certificates,

(iii)            the Control Agreements,

(iv)            each of the Agent Fee Letter and the Fee Letter,

(v)            the Sale and Servicing Agreement,

(vi)            the Collateral Custodian Fee Letter,

(vii)            the Backup Servicer Engagement Letter; and

(viii)            a file-stamped copy of a UCC-1 financing statement naming Horizon as seller and Borrower as buyer, filed with the Delaware Secretary of State to perfect the transfer and sale of Notes Receivable to Borrower from time to time pursuant to the Sale and Servicing Agreement.

(c)            Secretary’s Certificates from the Secretary (or equivalent) of each of (a) Borrower, (b) Horizon, and (c) Horizon Management, dated as of the Restatement Date, in form and substance satisfactory to Agent, certifying that (i) a copy of such Person’s Certificate of Formation and Operating Agreement or Certificate or Articles of Incorporation (as applicable) and any other Governing Documents, as well as all amendments thereto, are attached, (ii) other than as reflected by the documents delivered pursuant to (i) above, no action or proceeding for the amendment of such Person’s Governing Documents has been taken or is presently contemplated, (iii) attached is a complete and correct copy of an authorization by or resolution of such Person’s members, managers or board of directors (as applicable) authorizing such Person’s execution, delivery and performance of the Loan Agreement and the other Loan Documents to which it is a party and the transactions contemplated thereby, and (iv) a specimen signature of each manager, member or officer of such Person who is authorized to execute the Loan Documents on behalf of such Person is included and that each of such individuals is duly qualified as of the Restatement Date;

(d)            Agent shall have received copies of Borrower’s, Horizon’s and Horizon Management’s Governing Documents, as amended, modified, or supplemented to the Restatement Date, certified by the Secretary of such Person or the Manager of such Person, as applicable;

(e)            Agent shall have received certificates of status with respect to Borrower, Horizon, and Horizon Management, dated within 10 days of the Restatement Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Person, which certificate shall indicate that such Person is in good standing in such jurisdiction;

(f)            Agent shall have received certificates of status with respect to Borrower, Horizon, and Horizon Management, each dated within thirty (30) days of the Restatement Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Person) in which its failure to be duly qualified could reasonably be expected to result in a Material Adverse Change, which certificates shall indicate that such Person is in good standing in such jurisdictions;

(g)            Agent shall have received an opinion or opinions of Borrower’s, Horizon’s, and Horizon Management’s counsel in form and substance satisfactory to Agent;

(h)            Agent shall have completed its business, legal, and collateral due diligence, including a review of the legal structure of Horizon, Horizon Management, Borrower and their Affiliates, the operating and accounting systems and controls of Horizon, Horizon Management, and Borrower, collateral audit and review of the books and records of Horizon, Horizon Management, and Borrower, a review of their collateral valuation methods, verification of each of such Person’s representations and warranties to the Lender Group, and verification of third-party service providers, in each case, the results of which shall be satisfactory to Agent;

(i)            Borrower shall pay all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;

(j)            with respect to each Eligible Note Receivable, Agent or the Collateral Custodian shall be in possession of all of the Required Asset Documents;

(k)            Agent shall have received and approved the Required Procedures, which Required Procedures shall be consistent with those previously represented to Agent and shall be acceptable to Agent in its Permitted Discretion;

(l)            Agent’s counsel shall have received and reviewed all standard documentation evidencing, governing, securing and guaranteeing Notes Receivable, and been satisfied such documentation provides Borrower and Agent with appropriate rights and remedies to enforce any necessary collection actions with respect to such Notes Receivable;

(m)            Agent shall have received evidence satisfactory to Agent either that any Person having a Lien (except for Permitted Liens, if any) with respect to the assets of Borrower shall have released such Lien or that such Lien shall be automatically terminated upon the funding of the Advances to be made on the Restatement Date;

(n)            Borrower, Horizon and Horizon Management shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrower, Horizon or Horizon Management of the Loan Documents or with the consummation of the transactions contemplated thereby;

(o)            Agent shall have received evidence satisfactory to Agent that as of the date of, and after giving effect to, the initial Advance, (i) Borrower has a Tangible Net Worth (based upon the capital contribution by Horizon of cash or the unfinanced portion of Eligible Notes Receivable) of not less than the Minimum Equity Requirement, (ii) Horizon has a Tangible Net Worth of not less than $100,000,000, and (iii) Horizon Management has a Tangible Net Worth of not less than $500,000;

(p)            Agent shall have received and reviewed a copy of the finalized disaster recovery plan for Horizon and Horizon Management’s, the results of which shall be satisfactory to Agent;

(q)            Agent shall have received evidence satisfactory to Agent that as of the Restatement Date, the Borrower has made the deposit to the Indemnity Reserve contemplated by Section 2.1(b); and

(r)            All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

3.2            [Reserved].

3.3            Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder at any time (or to extend any other credit hereunder), including the initial Advance, shall be subject to the following conditions precedent:

(a)            the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b)            no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c)            no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such Advance shall have been issued and remain in force by any Governmental Authority against Borrower, Agent, any Lender, or any of their respective Affiliates;

(d)            no Material Adverse Change shall have occurred,

(e)            on or before the day preceding the date of such Advance, Borrower shall have delivered to the Collateral Custodian each of the Required Asset Documents with respect to each Note Receivable to be acquired or funded with any portion of such Advance; provided that if Borrower is funding the acquisition of such Note Receivable with the proceeds of Advances being requested with respect to such Note Receivable, then this condition shall be satisfied if the Collateral Custodian and Agent are in possession of .pdf copies of each of the Required Asset Documents and the originals are delivered to the Collateral Custodian no later than five (5) Business Days thereafter;

(f)            before and after giving effect to such Advance and to the application of proceeds therefrom the Asset Quality Test shall be satisfied, as calculated on such date;

(g)            before and after giving effect to such Advance and to the application of proceeds therefrom, the Minimum Equity Requirement shall be maintained;

(h)            before and after giving effect to such advance and to the application of proceeds therefrom, (a) the lesser of (i) the Borrowing Base and (ii) the Facility Amount shall be equal to or greater than (b) the outstanding Advances;

(i)            the end of the Revolving Credit Availability Period shall not have occurred (other than with respect to a Post-Termination Revolving Note Receivable Funding); and

(j)            Agent shall have received a current Borrowing Base Certificate.

3.4            Term. This Agreement shall continue in full force and effect for a term commencing on the Restatement Date and ending at the conclusion of the Amortization Period (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.5            Effect of Termination. On the Maturity Date or earlier termination of this Agreement in accordance with its terms, all Obligations immediately shall become due and payable without notice or demand and Borrower shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge Borrower or any of its Affiliates of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrower’s sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.6            Early Termination of Commitments by Borrower. Borrower has the option, at any time upon sixty (60) days prior written notice to Agent (or such lesser period as may be acceptable to the Required Lenders), to terminate this Agreement and terminate the Commitments hereunder (if still in effect) by repaying to Agent, for the benefit of the Lender Group, all of the Obligations in full, together with all sums payable under the Agent Fee Letter and the Fee Letter, including, without limitation, the Prepayment Make-Whole Amount associated with such termination. In the event of the termination of this Agreement and repayment of the Obligations at any time prior to the Maturity Date, for any other reason, including (a) termination upon the election of the Required Lenders to terminate after the occurrence and during the continuation of an Event of Default, (b) foreclosure by Agent or Lenders and sale of Collateral, (c) sale of the Collateral in any Insolvency Proceeding of Borrower, or (d) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding of Borrower, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender Group or profits lost by the Lender Group as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lender Group, Borrower shall pay to Agent any fees provided for in the Agent Fee Letter and the Fee Letter, as applicable.

4.            CREATION OF SECURITY INTEREST.

4.1            Grant of Security Interest. Borrower hereby grants to Agent, for the benefit of the Lender Group and the Bank Product Providers, a continuing security interest in all of Borrower’s right, title, and interest in all currently existing and hereafter acquired or arising Borrower Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. The Agent’s Liens in and to the Borrower Collateral shall attach to all Borrower Collateral without further act on the part of Agent or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral.

4.2            Negotiable Collateral. In the event that any Borrower Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral other than Notes Receivable previously delivered to and being held by the Agent or the Collateral Custodian, and if and to the extent that Agent determines that perfection or priority of Agent’s security interest is dependent on or enhanced by possession, Borrower, promptly upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral and all agreements and documents related thereto to Agent or the Collateral Custodian. All Notes Receivable shall be delivered to Agent or the Collateral Custodian pursuant to this Agreement and the Sale and Servicing Agreement to hold for the benefit of Agent and Lenders, duly endorsed in blank or as follows on the back of the signature page thereof or on a separate allonge affixed thereto:

“Pay to the Order of _______________________________, without recourse

HORIZON CREDIT II LLC

By:

Name:

Its: [Authorized Person].”

4.3            Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time after the occurrence and during the continuation of an Event of Default, Agent or Agent’s designee may (a) notify Account Debtors of Borrower and makers of Notes Receivable that the Accounts, Notes Receivable, chattel paper, or General Intangibles have been assigned to Agent or that Agent has a security interest therein, (b) cause a replacement servicer to take possession of, and collect, Borrower’s Accounts, or (c) collect Borrower’s Accounts, Notes Receivable, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for the Lender Group, as the Lender Group’s trustee, any of its Collections that it receives and immediately will deliver such Collections to Servicer pursuant to the Sale and Servicing Agreement or, at the request of Agent, to Agent or a Cash Management Bank, in each case in their original form as received by Borrower.

4.4            Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.

(a)            Borrower authorizes Agent to file any financing statement necessary or desirable to effectuate the transactions contemplated by the Loan Documents, including, without limitation, any such financing statement describing such property as “All assets of the Debtor whether now owned or existing or hereafter acquired or arising and wheresoever located, including all accessions thereto and products and proceeds thereof” or words of similar meaning, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of Borrower where permitted by applicable law. Borrower hereby ratifies the filing of any financing statement filed without the signature of Borrower prior to the date hereof.

(b)            If Borrower acquires any commercial tort claims after the date hereof, Borrower shall promptly (but in any event within three (3) Business Days after such acquisition) deliver to Agent a written description of such commercial tort claim and shall deliver a written agreement, in form and substance satisfactory to Agent, pursuant to which Borrower shall grant a perfected security interest in all of its right, title and interest in and to such commercial tort claim to Agent, as security for the Obligations (a “Commercial Tort Claim Assignment”).

(c)            At any time upon the request of Agent, Borrower shall execute or deliver to Agent, and shall cause its Subsidiaries to execute or deliver to Agent, any and all fixture filings, security agreements, pledges, assignments, Commercial Tort Claim Assignments, endorsements of certificates of title, and all other documents (collectively, the “Additional Documents”) that Agent may request in its Permitted Discretion, in form and substance satisfactory to Agent, to create, perfect, and continue perfected or to better perfect the Agent’s Liens in the assets of Borrower (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any owned Real Property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, Borrower authorizes Agent to execute any such Additional Documents in Borrower’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In addition, on such periodic basis as Agent shall require, Borrower shall (i) provide Agent with a report of all new material patentable, copyrightable, or trademarkable materials acquired or generated by Borrower during the prior period, (ii) cause all material patents, copyrights, and trademarks acquired or generated by Borrower that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of Borrower’s or the applicable Subsidiary’s ownership thereof, and (iii) cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder; provided, however, that neither Borrower nor any of its Subsidiaries shall register with the U.S. Copyright Office any unregistered copyrights (whether in existence on the Closing Date or thereafter acquired, arising, or developed) unless (i) the Borrower provides Agent with written notice of its intent to register such copyrights not less than thirty (30) days prior to the date of the proposed registration, and (ii) prior to such registration, the applicable Person executes and delivers to Agent a copyright security agreement in form and substance satisfactory to Agent, supplemental schedules to any existing copyright security agreement, or such other documentation as Agent reasonably deems necessary in order to perfect and continue perfected Agent’s Liens on such copyrights following such registration.

(d)            Borrower hereby assigns to Agent any and all rights of Borrower to access any and all storage facilities where any Collateral or information relating to Collateral may be stored and Borrower hereby authorizes Agent, at any time after the occurrence and during the continuation of an Event of Default, to enter upon any such storage facilities and remove any contents thereof in connection with Agent’s exercise of its remedies hereunder.

4.5            Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent’s officers, employees, or agents designated by Agent) as Borrower’s true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign Borrower’s name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests or make telephone inquiries for verification of Borrower’s Accounts or Notes Receivable, (d) endorse Borrower’s name on any of its payment items (including all of its Collections) that may come into the Lender Group’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting Borrower’s Accounts, Notes Receivable, chattel paper, or General Intangibles directly with Account Debtors or makers of Notes Receivable, for amounts and upon terms that Agent determines to be reasonable, in Agent’s Permitted Discretion, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary. The appointment of Agent as Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group’s obligations to extend credit hereunder are terminated.

4.6            Right to Inspect and Verify. Agent (through any of its officers, employees, or agents) shall have the right, from time to time hereafter, and so long as no Default or Event of Default has occurred and in continuing, upon reasonable notice and during normal business hours (i) to inspect the Books and make copies or abstracts thereof, (ii) to communicate directly with any and all Account Debtors and makers of Notes Receivable to verify the existence and terms thereof, and (iii) to check, test, and appraise the Collateral, or any portion thereof, in order to verify Borrower’s and its Subsidiaries’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral; and Borrower shall permit any designated representative of Agent to visit and inspect any of the properties of the Borrower to inspect and to discuss its finances and properties and Collateral, upon reasonable notice and at such reasonable times during normal business hours ; provided that (A) so long as no Default or Event of Default has occurred and is continuing, Borrower will not be charged for more than one (1) financial or collateral inspection, audit or appraisal during any calendar year, whether pursuant to this Agreement or the Sale and Servicing Agreement, and (B) so long as no Event of Default has occurred and is continuing, none of Borrower, Horizon nor Horizon Management will be charged for an aggregate amount in excess of $30,000 for fees and charges during any calendar year covering financial or collateral inspections, audits or appraisals pursuant to this Agreement or the Sale and Servicing Agreement.

4.7            Control Agreements. Borrower agrees that it will take any or all reasonable steps in order for Agent to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to all of its or their Securities Accounts, Deposit Accounts, electronic chattel paper, Investment Property, and letter-of-credit rights. Upon the occurrence and during the continuance of an Event of Default, Agent may notify any bank or securities intermediary to liquidate the applicable Deposit Account or Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to Agent’s Account or the deposit account of Agent designated in the relevant Control Agreement.

4.8            Servicing of Notes Receivable. Until such time as Agent shall notify the Borrower of the revocation of such right after the occurrence and during the continuation of an Event of Default, the Borrower (a) shall, at its own expense (including through the application of available funds pursuant to Section 2.4), cause the Servicer to service all of the Notes Receivable, including, without limitation, (i) the billing, posting and maintaining complete records applicable thereto, and (ii) taking of such action with respect to the Notes Receivable as the Borrower may deem advisable, and (b) may grant, in the ordinary course of business, to any maker of a Note Receivable, any adjustment to which such maker may be lawfully entitled, and may take such other actions relating to the settling of any such maker’s claims as may be commercially reasonable, but in each case in accordance with the Required Procedures. Agent may, at its option, at any time or from time to time, after the occurrence and during the continuation of an Event of Default hereunder, revoke the collection and servicing rights given to Borrower herein by giving notice to Borrower in accordance with the terms of the Sale and Servicing Agreement.

4.9            Borrower’s Perfection. Borrower represents to the Lender Group that: (a) all necessary financing statements and (b) all related financing statement amendments or assignments in order to cause Borrower to be properly noted as secured party of record with respect thereto, have been filed in all filing locations as may be required to perfect and protect in favor of Borrower all security interests, liens and rights evidenced by all Note Receivable Documents with respect to all personal property securing Borrower’s Notes Receivable existing as of the Closing Date, and that such filings remain effective as of the Restatement Date. Unless otherwise expressly agreed by Agent, Borrower covenants that it will take all action necessary to maintain the effectiveness of such filings so long as Borrower has any commitment to extend credit under such Note Receivable or any sum remains owing under such Note Receivable. Agent is authorized to file any UCC-3 statements of continuation, assignment or amendment as it may determine in its Permitted Discretion to be necessary to enable it to protect and maintain Agent’s Liens in Collateral. Borrower represents to the Lender Group that all filings and recordations, and all related assignments, with respect to Notes Receivable acquired by Borrower after the Closing Date have been and will be filed or recorded in all jurisdictions as may be required to perfect and protect in favor of Borrower all of Borrower’s liens or interests evidenced by Note Receivable Documents acquired by Borrower after the Closing Date, and that Borrower will take all action necessary to maintain the effectiveness of such filings so long as Borrower has any commitment to extend credit under such Note Receivable or any sum remains owing under such Note Receivable.

4.10            Note Receivable Documents. Borrower or Servicer will maintain all Note Receivable Documents (other than Notes Receivable which have been delivered to Collateral Custodian pursuant to Section 4.2) in a secure manner in a location with fire, casualty and theft protection satisfactory to Agent. Borrower or Servicer will provide to Agent copies of any Note Receivable Documents as Agent may request.

4.11            Release of Notes Receivable.

(a)            When a Note Receivable that is in the possession of Agent or the Collateral Custodian is repaid in its entirety, Agent shall return or shall authorize the Collateral Custodian to return such Note Receivable and any related original Required Asset Documents to Borrower to facilitate its payment and Agent shall release Agent’s Liens in such Note Receivable and any Related Property promptly upon receipt of the final payment relating to such Note Receivable.

(b)            When a Note Receivable is sold by Borrower in accordance with the terms of this Agreement, Agent shall release Agent’s Liens in such Note Receivable and any Related Property and if such Note Receivable or any related original Required Asset Documents are in the possession of Agent or the Collateral Custodian, Agent shall transfer or shall authorize the Collateral Custodian to transfer such Note Receivable and such related original Required Asset Documents to the purchaser thereof or as otherwise directed by such purchaser against payment of the agreed amount therefor.

(c)            In the event Borrower’s collateral assignment to Agent of any mortgage and loan documents relating to a Note Receivable has been recorded and such Note Receivable is (i) repaid in its entirety, (ii) sold by Borrower in accordance with the terms of this Agreement or (iii) in default and Borrower is commencing foreclosure proceedings against the Note Receivable Collateral securing such Note Receivable, then Agent shall, at Borrower’s sole expense, execute a reassignment or release of such mortgage and loan documents for the benefit of Borrower on forms prepared by Borrower and acceptable to Agent in its Permitted Discretion.

5.            REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Restatement Date, and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1            No Encumbrances. Borrower has good and indefeasible title to, or a valid leasehold interest in, its personal property assets and good and marketable title to, or a valid leasehold interest in, its Real Property, in each case, free and clear of Liens except for Permitted Liens.

5.2            Eligible Notes Receivable. As to each Note Receivable that is identified by Borrower as an Eligible Note Receivable in the most recent Borrowing Base Certificate submitted to Agent, as of the date of such certificate: (a) such Note Receivable is a bona fide existing payment obligation of the maker of such Note Receivable created in the ordinary course of business by Horizon or an Approved Third-Party Originator, (b) such Note Receivable has been transferred to Borrower by sale or contribution and is now owed to Borrower without any known defenses, disputes, offsets, counterclaims, or rights of cancellation, (c) such Note Receivable is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Notes Receivable, (d) the original amount of, the unpaid balance of, and the amount and dates of payments on such Note Receivable shown on the Books of Borrower and in the schedules of same delivered to Agent are true and correct, (e) Borrower has no knowledge of any fact (which shall not include general economic conditions) which is reasonably likely to impair the validity or collectability of such Note Receivable, (f) such Note Receivable is subject to a first-priority security interest in favor of Agent, (g) such Note Receivable complies with all applicable laws in all material respects, and (h) since delivery to Agent, such Note Receivable has not been amended nor any material requirements relating thereto waived without the prior written consent of Agent, other than an extension, modification or waiver in accordance with the Required Procedures then in effect. The portfolio of Notes Receivable held by Borrower, as opposed to Horizon or any other Subsidiary or Affiliate of Horizon, has not been selected in a manner adverse to Borrower or the Lender Group.

5.3            Equipment. All of the Equipment of Borrower is used or held for use in its business and is fit for such purposes.

5.4            Location of Collateral. The Borrower Collateral (other than the Collateral in the possession of Agent or the Collateral Custodian) is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 5.4 (as such Schedule may be updated pursuant to Section 6.9); provided, that loan files that do not include original promissory notes, Lien instruments, or assignments of Lien instruments may be stored, from time to time, with Servicer or in a public warehouse, access to which has been assigned by Borrower to Agent.

5.5            Records. Borrower keeps complete, correct and accurate records of the Notes Receivable owned by Borrower and all payments thereon.

5.6            State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a)            The jurisdiction of organization of Horizon, Horizon Management, Borrower and each of their respective Subsidiaries is set forth on Schedule 5.6(a) (as such Schedule may be updated from time to time to reflect changes resulting from transactions not prohibited by this Agreement).

(b)            The chief executive office of Horizon, Horizon Management, Borrower and each of their respective Subsidiaries is located at the address indicated on Schedule 5.6(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions not prohibited by this Agreement).

(c)            The organizational identification numbers and federal employer identification numbers, if any, of Horizon, Horizon Management, Borrower and each of their respective Subsidiaries are identified on Schedule 5.6(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions not prohibited by this Agreement).

(d)            As of the Restatement Date, Borrower does not hold any commercial tort claims, except as set forth on Schedule 5.6(d).

5.7            Due Organization and Qualification; Subsidiaries.

(a)            Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could reasonably be expected to result in a Material Adverse Change.

(b)            Set forth on Schedule 5.7(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions not prohibited by this Agreement) is a complete and accurate description of (i) the authorized capital Stock of Horizon, by class, and a description of the interests of each such class that are issued and outstanding as of the Closing Date, and (ii) the authorized capital Stock of Borrower, by class, and, a description of the interests of each such class that are issued and outstanding as of the Closing Date and at all times thereafter. Other than as described on Schedule 5.7(b), there are no subscriptions, options, warrants, or calls relating to any capital Stock of Borrower, including any right of conversion or exchange under any outstanding security or other instrument. Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c)            Set forth on Schedule 5.7(c) is a complete and accurate list of Horizon’s direct and indirect Subsidiaries as of the Closing Date, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Horizon. The Borrower does not and will not, at any time, have any direct or indirect Subsidiaries.

(d)            Except as set forth on Schedule 5.7(c), there are no subscriptions, options, warrants, or calls relating to any shares of capital Stock of Borrower, including any right of conversion or exchange under any outstanding security or other instrument.

5.8            Due Authorization; No Conflict.

(a)            The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Borrower.

(b)            The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than under this Agreement and the other Loan Documents, or (iv) require any approval of the holders of Borrower’s Stock or any approval or consent of any Person under any material contractual obligation of Borrower, other than consents or approvals that have been obtained and that are still in force and effect.

(c)            Other than the filing of financing statements, the execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person, other than consents or approvals that have been obtained and that are still in force and effect.

(d)            This Agreement and the other Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e)            The Agent’s Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

5.9            Litigation. Other than those matters disclosed on Schedule 5.9, as of the Restatement Date there are no actions, suits, or proceedings pending or, to the best knowledge of Borrower, threatened, against Borrower or Horizon or Horizon Management. There are no actions, suits, or proceedings pending or, to the actual knowledge of Borrower, threatened, against Borrower or Horizon or Horizon Management, that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.

5.10            No Material Adverse Change. All financial statements relating to Horizon, Horizon Management, or Borrower and their respective Subsidiaries that have been delivered by Horizon, Horizon Management, or Borrower to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the financial condition of Horizon, Horizon Management, Borrower, and their respective Subsidiaries as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower or Horizon or Horizon Management, since the date of the latest financial statements submitted to the Lender Group on or before the Restatement Date.

5.11            Fraudulent Transfer.

(a)            Borrower is Solvent.

(b)            No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

5.12            Employee Benefits. None of Borrower or any of its ERISA Affiliates maintains or contributes to any Benefit Plan.

5.13            Environmental Condition. Except as set forth on Schedule 5.13, (a) to Borrower’s knowledge, none of Borrower’s properties or assets has ever been used by Borrower or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) Borrower has not received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrower, and (d) Borrower has not received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

5.14            Brokerage Fees. Neither Borrower nor any of its Affiliates has utilized the services of any broker or finder in connection with Borrower’s obtaining financing from the Lender Group under this Agreement, and any brokerage commission or finders fee payable in connection herewith shall be the sole responsibility of Borrower or its Affiliates.

5.15            Intellectual Property. Borrower owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 5.15 (as updated from time to time) is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which Borrower is the owner or is an exclusive licensee, other than shrink wrap and other similar licenses generally available to the public.

5.16            Leases. Borrower enjoys peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and all of such leases are valid and subsisting and no material default by Borrower exists under any of them.

5.17            Deposit Accounts and Securities Accounts. Set forth on Schedule 5.17 (as such Schedule may be updated by written notice to the Agent from time to time to reflect changes resulting from transactions not prohibited by this Agreement) is a listing of all of Borrower’s Deposit Accounts and, Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

5.18            Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Horizon, Horizon Management, Borrower or their respective Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Horizon, Horizon Management, Borrower or their respective in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

5.19            Indebtedness. Set forth on Schedule 5.19 is a true and complete list of all Indebtedness of Borrower outstanding immediately prior to the Restatement Date that is to remain outstanding after the Restatement Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and describes the principal terms thereof.

5.20            Compliance. The standard forms and documents evidencing and executed in connection with Notes Receivable and all actions and transactions by Borrower in connection therewith comply in all material respects with all applicable laws. Such standard forms and documents are commensurate with forms and documentation used by prudent lenders in the same or similar circumstances as Borrower, and, without limiting the foregoing, are sufficient to create valid, binding and enforceable obligations of each Account Debtor named therein.

5.21            Servicing. Borrower has entered into the Sale and Servicing Agreement, pursuant to which Borrower has engaged Horizon Management, as the initial Servicer and as Borrower’s agent, to monitor, manage, enforce and collect the Notes Receivable as provided by the Sale and Servicing Agreement, subject to this Agreement. Horizon Management has, and any replacement Servicer proposed by Borrower will have, the requisite knowledge, experience, expertise and capacity to service the Notes Receivable.

5.22            Permits, Licenses, Etc.. Each of Borrower, Horizon, Horizon Management, has, and is in compliance in all material respects with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and the Real Property currently owned, leased, managed or operated, or to be acquired, by such Person, except for such permits, licenses, authorizations, approvals, entitlements and accreditations the absence of which could not reasonably be expected to result in a Material Adverse Change. To Borrower’s knowledge, no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, the loss of which could reasonably be expected to result in a Material Adverse Change, and, to Borrower’s knowledge, there is no claim that any thereof is not in full force and effect. Schedule 5.22 (as such Schedule may be updated from time to time to reflect changes resulting from transactions not prohibited by this Agreement) lists all of the licenses, franchises, approvals or consents of any Governmental Authority or other Person that is required for Borrower to conduct its business as currently conducted or proposed to be conducted except for such licenses, franchises, approvals, or consents the absence of which could not reasonably be expected to result in a Material Adverse Change.

5.23            Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security,” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). The Borrower owns no Margin Stock, and no portion of the proceeds of any Advance hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board. The Borrower will not take or permit to be taken any action that might cause any Note Receivable Document or any Loan Document to violate any regulation of the Federal Reserve Board.

5.24            Government Regulation. Borrower is not required to register as an investment company under the Investment Company Act of 1940 and is not subject to regulation under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Borrower is not a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940. The business and other activities of the Borrower, including but not limited to, the making of the Advances by the Lenders, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Loan Documents to which the Borrower is a party do not now and will not at any time result in any violations, with respect to the Borrower, of the provisions of the 1940 Act or any rules, regulations or orders issued by the SEC thereunder.

5.25            Sanctions; Anti-Corruption.

(a)            None of Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any director, officer, employee, agent, or affiliate of Borrower or any of its Subsidiaries is an individual or entity (“person”) that is, or is owned or controlled by persons that are: (i) the subject of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, as of the Restatement Date, Crimea, Cuba, Iran, North Korea and Syria).

(b)            Borrower, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Borrower, the agents of the Borrower and its Subsidiaries, are in compliance with all applicable Sanctions and with the FCPA and any other applicable anti-corruption law, in all material respects. Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws. No part of the proceeds of the loans made hereunder will be used by Borrower or any of its Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FPCA.

5.26            Patriot Act. To the extent applicable, Borrower is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).

6.            AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrower shall do all of the following:

6.1            Accounting System. Maintain a system of accounting that enables Servicer to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent. Borrower also shall keep a reporting system that shows all additions, fees, payments, claims, and write-downs with respect to the Notes Receivable.

6.2            Collateral Reporting. Provide or cause Servicer to provide Agent (and if so requested by Agent, with copies for each Lender) with the following documents at the following times in form satisfactory to Agent:

Promptly after occurrence	(a) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to any of Borrower’s Notes Receivable;
Date of each Advance and at least monthly (not later than the 10th day of each month)

(b)       a Borrowing Base Certificate which includes (i) a detailed calculation of the Borrowing Base as of the date of the requested Advance, (ii) detail regarding Notes Receivable that are not Eligible Notes Receivable, and (iii) Borrower’s Risk Rating for each Note Receivable;

Monthly (not later than the tenth (10th) day of each month), calculated or determined as of the last day of the preceding month

(c)       the Data Tape;

(d)       a summary report of categories of non-Eligible Notes Receivable;

(e)       Borrower’s credit watch list;

(f)       a schedule listing all Notes Receivable that have been modified during the preceding calendar quarter, including information regarding the exact nature of any modifications sufficient for Agent to determine whether such modifications affect the status of any Eligible Notes Receivable;

(g)       a schedule listing all Collections and proposed distributions of cash;

(h)       a Borrowing Base Certificate, after giving effect to all of the distributions and payments to be made on the next Remittance Date.

Quarterly (not later than forty-five (45) days after the end of each calendar quarter

(i)       a report, which includes (i) the Cash Runway Analysis and (ii) for all Notes Receivable, (A) Account Debtor status, (B) current actual and effective cash out, net exposure, enterprise value, method of determination and date of determination, and (C) the ratio of enterprise value to debt;

Promptly upon request by Agent	(j) a summary aging, by vendor, of Borrower’s accounts payable and any book overdraft; and (k) such other reports as to the Collateral, or the financial condition of Borrower, as Agent may request.

In connection with the foregoing reports, (i) Borrower shall maintain and utilize accounting and reporting systems acceptable to Agent in its Permitted Discretion and (ii) to the extent required by Agent, an Authorized Person or other representative acceptable to Agent will meet with Agent from time to time as requested by Agent to review and discuss all Notes Receivable then owned by Borrower.

6.3            Financial Statements, Reports, Certificates. Deliver to Agent, with copies to each Lender:

(a)            as soon as available, but in any event within thirty (30) days after the end of each fiscal month of Borrower,

(i)            an unaudited consolidated balance sheet, income statement and statement of cash flow covering Borrower’s operations during such period and the year-to-date period ending thereon, in each case setting forth in comparative form the figures for the corresponding periods in the prior year; and,

(ii)            a Compliance Certificate demonstrating in reasonable detail such Person’s compliance at the end of such period with the applicable financial and portfolio covenants contained therein that are measured as of the end of the month then ended;

(b)            as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of Horizon and Horizon Management,

(i)            an unaudited consolidated balance sheet, income statement and statement of cash flow covering such Person’s and its Subsidiaries’ operations during such period and the year-to-date period ending thereon, in each case setting forth in comparative form the figures for the corresponding periods in the prior year; and,

(ii)            a Compliance Certificate demonstrating in reasonable detail such Person’s compliance at the end of such period with the applicable financial and portfolio covenants contained therein that are measured as of the end of the quarter then ended;

(c)            as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Borrower and Horizon,

(i)            consolidated annual financial statements of Horizon and its Subsidiaries for such fiscal year, audited by RSM US LLP or other independent certified public accountants reasonably acceptable to Agent and certified by such accountants to have been prepared in accordance with GAAP, together with any accountants’ letter to management in connection therewith;

(ii)            consolidating financial statements of Horizon and its Subsidiaries for such fiscal year, prepared by Horizon based on its audited consolidated financial statements for such year, in form acceptable to Agent in its Permitted Discretion; and

(iii)            a Compliance Certificate demonstrating in reasonable detail Borrower’s and Horizon’s compliance at the end of such period with the applicable financial and portfolio covenants contained therein;

(d)            as soon as available, but in any event within one hundred fifty (150) days after the end of each fiscal year of Horizon Management, (i) consolidated annual financial statements of Horizon Management and its Subsidiaries for such fiscal year, audited by RSM US LLP or other independent certified public accountants reasonably acceptable to Agent and certified by such accountants to have been prepared in accordance with GAAP, together with any accountants’ letter to management in connection therewith; and (ii) a Compliance Certificate demonstrating in reasonable detail Horizon Management’s calculation of the applicable financial and portfolio covenants contained therein;

(e)            if and when filed by Borrower or Horizon;

(i)            Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(ii)            any other filings made by Borrower or Horizon with the SEC, and

(iii)            copies of Borrower’s or Horizon’s federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service (but only to the extent that Borrower or Horizon is treated other than as an entity that is not itself subject to federal income tax on operating income, a partnership or a disregarded entity for federal income tax purposes),

(f)            promptly notify Agent of the following regarding each Note Receivable and Note Receivable Collateral which secures such Note Receivable:

(i)            the occurrence of any event which could reasonably be expected to materially impair the prospect of payment of such Note Receivable;

(ii)            the sending by Servicer or Borrower of any notice of default, recordation by Servicer or Borrower of any notice of foreclosure and the date of any scheduled foreclosure sale thereon, or filing by Servicer or Borrower of any lawsuit (including case number and court) on a Note Receivable or related Note Receivable Collateral;

(iii)            the consummation of any foreclosure sale or any deed or bill of sale in lieu of foreclosure, retention of collateral in satisfaction of debt or similar transaction, and deliver to Agent true and complete copies of all documentation executed in respect thereof (in the case of notices, postings and the like, and in the case of deeds, bills of sale or retention of collateral transactions, all documents related to consummation of such transaction or transfer of such property); and

(iv)            the receipt by Servicer or Borrower of a notice by any Person of (x) a default with respect to any agreement evidencing or governing a Lien on any Note Receivable Collateral or (y) any foreclosure sale with respect to any Note Receivable Collateral;

(g)            promptly, but in any event within five (5) days after an Authorized Person has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Borrower proposes to take with respect thereto,

(h)            promptly after the commencement thereof, but in any event within five (5) days after the service of process with respect thereto on Borrower, its Subsidiaries, Horizon or Horizon Management, notice of all actions, suits, or proceedings brought by or against Borrower, its Subsidiaries, Horizon or Horizon Management before any Governmental Authority which, if determined adversely to Borrower, such Subsidiary, Horizon or Horizon Management, could reasonably be expected to result in a Material Adverse Change, and

(i)            upon the request of Agent, any other information reasonably requested relating to the financial condition of Borrower, its Subsidiaries, Horizon or Horizon Management.

In addition, Borrower agrees to deliver financial statements prepared on both a consolidated and consolidating basis to the extent required by this Section 6.3, and agrees that Borrower will not have a fiscal year different from that of Horizon or Horizon Management and that no Subsidiary of Borrower will have a fiscal year different from that of Borrower. Borrower also agrees to cooperate with Agent to allow Agent to (A) audit Borrower, Horizon and Horizon Management, and (B) consult with its and each such other Person’s independent certified public accountants if Agent reasonably requests the right to do so. In such connection, Borrower authorizes, and will cooperate with Agent to cause its Subsidiaries, Horizon and Horizon Management to authorize, its independent certified public accountants to communicate with Agent and to release to Agent whatever financial information concerning such Person as Agent reasonably may request.

6.4            Notices Regarding Authorized Persons or Servicing and Accounting Staff. Provide Agent with (a) notice promptly (and in any case within two (2) Business Days) if any Authorized Person of Borrower, Horizon or Horizon Management ceases to continue to hold such position, and (b) notice promptly (and in any case within five (5) Business Days) if more than thirty percent (30%) of the employees of Borrower, Horizon or Horizon Management involved in the servicing of and accounting for the Notes Receivable cease, within any period of sixty (60) days to continue to hold such positions.

6.5            Collection of Notes Receivable. (a) Subject to Section 4.8, to use or cause Servicer to use commercially reasonable efforts, at Borrower’s sole cost and expense (including through the application of available funds pursuant to Section 2.4), in accordance with industry standards and applicable laws, to promptly and diligently collect and enforce payment of all Notes Receivable to the extent that it is commercially reasonable to do so and in a commercially reasonable manner, and defend and hold Lender Group harmless from any and all loss, damage, penalty, fine or expense arising from such collection or enforcement, (b) in accordance with the Required Procedures, maintain at its chief executive office, and, upon the request of Agent, make available to Agent copies of its Notes Receivable and all related documents and instruments, and all files, surveys, certificates, correspondence, appraisals, computer programs, accounting records and other information and data relating to the Collateral, and (c) permit Agent or its representatives to discuss with Borrower’s officers or with appraisers furnishing appraisals of property securing any Note Receivable the procedures for preparation, review and retention of, and to review and obtain copies of, such appraisals.

6.6            Maintenance of Properties. Maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all material leases to which it is a party as lessee so as to prevent any loss or forfeiture thereof or thereunder.

6.7            Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower, its Subsidiaries or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest or the failure to pay such tax could not reasonably be expected to result in a Material Adverse Change. Subject to Permitted Protests, Borrower will and will cause its Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, except to the extent that the failure to pay such tax could not reasonably be expected to result in a Material Adverse Change, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that Borrower has made such payments or deposits.

6.8            Insurance.

(a)            At Borrower’s expense, maintain insurance respecting its and its Subsidiaries’ assets wherever located covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrower also shall maintain general liability insurance, as well as insurance against fraud, larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Borrower shall deliver copies of all such policies to Agent with an endorsement naming Agent as the sole loss payee (under a satisfactory lender’s loss payable endorsement) or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever. Borrower shall also ensure that Servicer maintains similar insurance coverages for the benefit of Borrower under the Sale and Servicing Agreement.

(b)            Borrower shall give Agent prompt notice of any loss covered by such insurance. Borrower shall use commercially reasonable efforts to collect any claims under any such insurance policies and shall give Agent prompt notice of any material development with respect to such claim, including any proposed compromise or settlement of such claim. After the occurrence and during the continuation of an Event of Default, Agent shall have the exclusive right to give notice of, adjust and compromise claims under any such insurance policies, in accordance with Agent's Permitted Discretion. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Agent to be applied at the option of the Required Lenders either to the prepayment of the Obligations or shall be disbursed to Borrower under staged payment terms reasonably satisfactory to the Required Lenders for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items of property destroyed prior to such damage or destruction.

(c)            Borrower will not and will not suffer or permit its Subsidiaries to take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Agent is included thereon as an additional insured or loss payee under a lender’s loss payable endorsement. Borrower promptly shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

6.9            Location of Collateral. Keep the Collateral only at the locations identified on Schedule 5.4, or at the Agent or at the Collateral Custodian in the case of Notes Receivable, and maintain the chief executive offices of Borrower only at the locations identified on Schedule 5.6(b); provided, however, that Borrower may amend Schedules 5.4 and 5.6 so long as such amendment occurs by written notice to Agent not less than thirty (30) days prior to the date on which such Collateral is moved to such new location or such chief executive office is relocated, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides to Agent a Collateral Access Agreement with respect thereto.

6.10            Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

6.11            Leases. Pay when due all rents and other amounts payable under any leases to which Borrower or any of its Subsidiaries is a party or by which Borrower’s or any such its Subsidiaries’ properties and assets are bound, unless such payments are the subject of a Permitted Protest.

6.12            Existence. At all times preserve and keep in full force and effect Borrower’s and its Subsidiaries’ valid existence and good standing and any rights and franchises material to their businesses. Borrower acknowledges that the Lender Group is entering into the Loan Documents in reliance upon Borrower’s identity as a separate legal entity from each of its Affiliates. From and after the Restatement Date, Borrower shall conduct its own business in its own name and take all reasonable steps, including, without limitation, all steps that Agent may from time to time reasonably request, to maintain Borrower’s identity and existence as a separate legal entity and to make it manifest to third parties that Borrower is an entity with assets and liabilities distinct from those of its Affiliates. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Borrower shall:

(a)            except to the extent otherwise permitted by Sections 7.10 or 7.13 of this Agreement, conduct all transactions with its Affiliates strictly on an arm’s-length basis and allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between such Affiliates and Borrower on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(b)            observe all limited liability company formalities as a distinct entity, and ensure that all actions relating to the dissolution or liquidation of Borrower or the initiation or participation in, acquiescence in, or consent to any bankruptcy, insolvency, reorganization, or similar proceeding involving Borrower, are duly authorized by unanimous vote of its directors;

(c)            maintain Borrower’s Books separate from those of its Affiliates and otherwise readily identifiable as its own assets rather than assets of its Affiliates;

(d)            except as herein specifically otherwise provided, not commingle funds or other assets of Borrower with those of its Affiliates and, except for the Cash Management Accounts, not maintain bank accounts or other depository accounts to which Borrower is an account party, into which Borrower makes deposits or from which Borrower has the power to make withdrawals; and

(e)            not permit Borrower to pay or finance any of its Affiliates’ operating expenses not properly allocable to Borrower.

6.13            Environmental. (a) Keep any property owned or operated by Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against Borrower, and (iii) notice of a violation, citation, or other administrative order which could reasonably be expected to result in a Material Adverse Change.

6.14            Disclosure Updates. Promptly and in no event later than five (5) Business Days after an Authorized Person obtains knowledge thereof, notify Agent if any written information, exhibit, or report (when taken as a whole) furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in any material respect in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

6.15            Formation of Subsidiaries. Not form or acquire any Subsidiary of Borrower on or after the Restatement Date without the prior written consent of Agent, and at the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Restatement Date with the prior written consent of the Agent, Borrower shall, if and to the extent required by Agent, (a) cause such new Subsidiary to provide to Agent a joinder to this Agreement, together with such other security documents (including mortgages with respect to any Real Property of such new Subsidiary), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Agent, and (c) provide to Agent all other documentation, including one or more opinions of counsel satisfactory to Agent, if requested by Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 6.15 shall be a Loan Document.

6.16            Required Asset Documents. Immediately upon receipt, deliver to Agent or the Collateral Custodian all of the Required Asset Documents related to such Note Receivable.

6.17            Sale and Servicing Agreement. Cause Servicer to promptly provide Agent with true and complete copies of all notices sent or received by Servicer under the Sale and Servicing Agreement.

6.18            Escrow Deposits. Deposit into a Deposit Account that is subject to a perfected Agent’s Lien all amounts advanced by Borrower into escrow and all amounts delivered to Borrower to be held in escrow, including, without limitation, construction funds, insurance premiums and proceeds, taxes, and other funds delivered to Borrower to be held on behalf of any Account Debtor.

6.19            Hedge Agreements.

(a)            [Reserved].

(b)            As additional security hereunder, the Borrower hereby assigns to the Agent, as agent for the Secured Parties, all right, title and interest of the Borrower in any and all Hedge Agreements, any and all Hedge Transactions, and any and all present and future amounts payable by a Hedge Provider to the Borrower under or in connection with its respective Hedge Agreement and Hedge Transaction(s) (collectively, the “Hedge Collateral”), and grants a security interest to the Agent, as agent for the Secured Parties, in the Hedge Collateral. Nothing herein shall have the effect of releasing the Borrower from any of its obligations under any Hedge Agreement or any Hedge Transaction, nor be construed as requiring the consent of the Agent or any Secured Party for the performance by the Borrower of any such obligations.

6.20            Sanctions; Anti-Corruption Laws. Maintain, and cause each of its Subsidiaries to maintain, policies and procedures designed to promote compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions and with the FCPA and any other applicable anti-corruption laws.

7.            NEGATIVE COVENANTS.

Borrower covenants and agrees that, until termination of all of the Commitments and full and final payment of the Obligations, Borrower will not do any of the following:

7.1            Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a)            Indebtedness evidenced by this Agreement and the other Loan Documents,

(b)            Subordinated Debt,

(c)            other Indebtedness set forth on Schedule 5.19,

(d)            refinancings, renewals, or extensions of Indebtedness permitted under clause (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Agent’s judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower’s creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (v) the Indebtedness that is refinanced, renewed, or extended is non-recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended, and

(e)            endorsement of instruments or other payment items for deposit.

7.2            Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

7.3            Restrictions on Fundamental Changes.

(a)            Enter into any merger, consolidation, reorganization, or recapitalization, or amend in any material respect any of its Governing Documents as in effect on the Restatement Date.

(b)            Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

(c)            Suspend or go out of a substantial portion of its or their business.

(d)            Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets, other than through Permitted Dispositions.

7.4            Disposal of Assets. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of Borrower’s assets.

7.5            Change Name. Change Borrower’s or any of its Subsidiaries’ name, organizational identification number, state of organization or organizational identity; provided, however, that Borrower or any of its Subsidiaries may change their names upon at least thirty (30) days prior written notice to Agent of such change and so long as, at the time of such written notification, Borrower provides any financing statements necessary to perfect and continue perfected the Agent’s Liens.

7.6            Nature of Business. Make any material change in the nature of its or their business, or acquire any properties or assets that are not reasonably related to the conduct of such business activities, including without limitation, making a material change in its underwriting, approval, or servicing operations. Without limiting the generality of the foregoing, Borrower shall not permit Horizon to cause the portfolio of Notes Receivable held by Borrower, as opposed to Horizon or any other Subsidiary or Affiliate of Horizon, to be selected in a manner adverse to Borrower or Lender.

7.7            Prepayments and Amendments. Except in connection with a refinancing permitted by Section 7.1(d), or a Restricted Payment or other payment permitted by Section 7.10,

(a)            optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Borrower, other than the Obligations in accordance with this Agreement,

(b)            make any payment on account of Indebtedness that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions, or

(c)            directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning any Subordinated Debt or any Indebtedness permitted under Sections 7.1(c) or (d), except as permitted by Sections 7.1(d).

7.8            [Intentionally Omitted].

7.9            Required Procedures. Make any changes or revisions to the Required Procedures except in the manner permitted by the definition of Required Procedures.

7.10            Restricted Payments. Make any Restricted Payment; provided, however, that so long as no Event of Default shall have occurred and be continuing or would occur as a result thereof and Agent and Lenders shall have received the financial statements required by Section 6.3(a) for the most recently completed fiscal month, then Borrower may make distributions to the holders of its Stock to the extent permitted by applicable law.

7.11            Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower’s accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding the Collateral or Borrower’s and its Subsidiaries’ financial condition.

7.12            Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment.

7.13            Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower except for transactions that (a)(i) are in the ordinary course of Borrower’s business, (ii) are upon fair and reasonable terms, (iii) are fully disclosed to Agent, and (iv) are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-Affiliate or (b) are otherwise permitted under this Agreement.

7.14            Use of Proceeds. Use the proceeds of the Advances for any purpose other than to finance Borrower’s acquisition of Eligible Notes Receivable and to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, to make Restricted Payments permitted under Section 7.10 and for any other purpose not expressly prohibited by this Agreement.

7.15            Collateral with Bailees. Store any Collateral at any time now or hereafter with a bailee, warehouseman, or similar party, other than Agent or Collateral Custodian; provided, that loan files that do not include original promissory notes, Lien instruments, or assignments of Lien instruments may be stored, from time to time, in a public warehouse, access to which has been assigned by Borrower to Agent.

7.16            Sale and Servicing Agreement.

(a)            With respect to the Sale and Servicing Agreement (i) amend or modify the Sale and Servicing Agreement in any manner that (A) causes or allows the aggregate amount of the servicing fees payable under the Sale and Servicing Agreement to exceed, as of any time of determination, an amount equal to the amount of the servicing fees as determined pursuant to the Sale and Servicing Agreement on the Restatement Date, (B) except as allowed by clause (A) preceding, obligates Borrower for payment of any professional costs or court costs incurred by Servicer in servicing under the Sale and Servicing Agreement, (C) causes or allows the requirements applicable to Servicer’s standards of conduct, compliance with laws or licensing requirements to be less restrictive than exist on the Restatement Date, (D) releases any indemnity obligations of Servicer or modifies any such in any manner that is less restrictive than exist on the Restatement Date, (E) relieves Servicer of its obligation to perform under the Sale and Servicing Agreement, or (ii) terminate the Sale and Servicing Agreement, or allow the Sale and Servicing Agreement to be terminated, in any such case without the prior written consent of Agent.

(b)            Allow Servicer to delegate any of its duties or functions under the Sale and Servicing Agreement to any Person, or otherwise engage any such Person to perform any such duties or functions for or on behalf of Servicer or Borrower, in any such case without the prior written consent of Agent.

(c)            Transfer the duties and functions of Servicer under the Sale and Servicing Agreement to any other Person without the prior written consent of Agent.

7.17            Sanctions; Anti-Corruption Use of Proceeds. Directly or indirectly, use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any of its Subsidiaries, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, or (ii) (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Advances, whether as Agent, Arranger, Lender, underwriter, advisor, investor, or otherwise).

8.            EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1.            If Borrower (i) fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Agent or any Lender, reimbursement of Lender Group Expenses, or other amounts constituting Obligations), each of which remains unpaid for a period of greater than two (2) days, or (ii) fails to repay all Obligations on or prior to the Maturity Date; or

8.2.            If an Insolvency Proceeding is commenced by Borrower or Horizon; or

8.3.            If a Servicer Default shall occur under Section 9.01(a)(1), (2), (7), (9) or (16) of the Sale and Servicing Agreement shall occur; or

8.4.            If Borrower (a) fails to perform, keep, or observe any covenant or other provision contained in Sections 2.6, 6.2, 6.3, 6.4, 6.5, 6.8, 6.12, 6.14, 6.19, or Article VII of this Agreement or any comparable provision contained in any of the other Loan Documents, or (b) fails to perform, keep, or observe any covenant or other provision contained in any Section of this Agreement (other than a Section that is expressly dealt with elsewhere in this Section 8.4), including failure to satisfy a condition subsequent set forth in Section 3.2 within the period stated, or the other Loan Documents, and such failure continues for a period of fifteen (15) Business Days after the date on which such failure first occurs; or

8.5.            If any representation or warranty made or deemed made this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to be incorrect in any material respect as of the time when the same shall have been made or deemed to have been made; or

8.6.            If the Agent, as agent for the Secured Parties, shall fail for any reason to have a valid and perfected first priority security interest in any of the Collateral, or any material portion of the assets of Borrower, or of Horizon, is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person; or

8.7.            If an Insolvency Proceeding is commenced against Borrower, or any of its Subsidiaries, or Horizon, and any of the following events occur: (a) such Person consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted; provided, however, that, during the pendency of such period, Agent (including any successor agent) and each other member of the Lender Group shall be relieved of their obligations to extend credit hereunder, (c) the petition commencing the Insolvency Proceeding is not dismissed within forty-five (45) calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Agent (including any successor agent) and each other member of the Lender Group shall be relieved of their obligations to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of such Person, or (e) an order for relief shall have been entered therein; or

8.8.            If the Borrower shall become an “investment company” subject to registration under the 1940 Act; or

8.9.            If the Minimum Equity Requirement shall not be maintained; or

8.10.            If, as of any date, the outstanding Advances exceed the Maximum Availability, and the same remains unremedied for more than two (2) Business Days; or

8.11.            If the Borrower shall fail in its obligation to satisfy its obligations with regard to Hedge Transactions pursuant to Section 6.19; or

8.12.            If, without the prior written consent of the Agent, the Servicer agrees or consents to, or otherwise permits to occur, any amendment, modification, change, supplement or rescission of or to the Servicer’s Required Procedures in any manner that would have a material adverse effect on the Notes Receivable; or

8.13.            If Borrower or Horizon, is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs; or

8.14.            If a notice of Lien, levy, or assessment is filed of record with respect to any assets of Borrower or any of its Subsidiaries, or any assets of Horizon Management, having an aggregate value in excess of $500,000, or of any assets of Horizon having an aggregate value in excess of $5,000,000, by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien upon any assets of Borrower or any of its Subsidiaries, or any assets of Horizon Management, having an aggregate value in excess of $500,000, or of any assets of Horizon having an aggregate value in excess of $5,000,000, and in any such case the same is not paid before such payment is delinquent; or

8.15.            If a judgment or other claim becomes a Lien or encumbrance upon any assets of Borrower or any of its Subsidiaries, or any assets of Horizon Management, having an aggregate value in excess of $500,000, or of any of the assets of Horizon having an aggregate value in excess of $5,000,000, and in any such case either (a) enforcement of such judgment or claim remains unstayed or unsatisfied for a period of thirty (30) consecutive days and is not fully covered (subject to standard deductibles) by insurance coverage under which the insurer has accepted liability, or (b) the judgment creditor or claimant begins enforcement proceedings of such judgment or Lien; or

8.16.            If there is a default by Borrower or any of its Subsidiaries under any Subordinated Debt or under any Indebtedness (other than the Obligations) having an aggregate principal amount in excess of $500,000, or a default by Horizon Management under any Indebtedness having an aggregate principal amount in excess of $500,000, or a default by Horizon under any Indebtedness having an aggregate principal amount in excess of $5,000,000, and in any such case such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of the obligations thereunder of Borrower or any of its Subsidiaries, or Horizon, or Horizon Management, as the case may be, to terminate such agreement, or to refuse to renew such agreement in accordance with any automatic renewal right therein; or

8.17.            If the obligations of any Guarantor under its Guaranty is limited or terminated by operation of law or by such Guarantor thereunder; or

8.18.            If any two of the four of Robert D. Pomeroy Jr., Gerald A. Michaud, Daniel Devorsetz or Daniel Trolio shall cease to be actively involved in the business of Borrower, Horizon, or Horizon Management (as applicable) in such capacity, and such individuals shall not have been replaced by individuals of like qualifications and experience within ninety (90) days and with respect to whom Agent has completed a background check with the results of such background check being acceptable to Agent in its Permitted Discretion; or

8.19.            A Change of Control shall occur; or

8.20.            Any provision of any Loan Document that Agent in its Permitted Discretion deems to be material shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower, or by Horizon or Horizon Management, or a proceeding shall be commenced by Borrower, or by Horizon or Horizon Management, or by any Governmental Authority having jurisdiction over Borrower or Horizon or Horizon Management seeking to establish the invalidity or unenforceability thereof, or Borrower, or Horizon or Horizon Management, shall deny that such Person has any liability or obligation purported to be created under any Loan Document to which it is a party; or

8.21.            If at any time Horizon shall cease to satisfy the RIC/BDC Requirements and the same remains unremedied within ten (10) Business Days.

9.            THE LENDER GROUP’S RIGHTS AND REMEDIES.

9.1            Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)            declare the Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower;

(b)            declare the Revolving Credit Availability Period and the Commitments terminated, whereupon the Revolving Credit Availability Period and the Commitments shall immediately be terminated together with any obligation of any Lender hereunder to make Advances;

(c)            settle or adjust disputes and claims directly with Borrower’s Account Debtors and makers of Notes Receivable for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit Borrower’s Loan Account with only the net amounts received by Agent in payment of such disputed Accounts or Notes Receivable after deducting all Lender Group Expenses incurred or expended in connection therewith;

(d)            exercise or assign any and all rights to collect, manage, and service the Notes Receivable, including the rights to (i) receive, process and account for all Collections in respect of Notes Receivable, (ii) terminate the Sale and Servicing Agreement and assign servicing responsibilities to any replacement servicer, (iii) without notice to or demand upon Borrower, make any payments as are reasonably necessary or desirable in connection with the Sale and Servicing Agreement or any other agreement that Agent enters into with any replacement servicer, and (iv) take all lawful actions and procedures which Agent or such assignee deems necessary to enforce any and all rights of Borrower under any Note Receivable Document or collect the amounts due to Borrower in connection with Notes Receivable (with all amounts incurred by Agent pursuant to this Section 9.1(d) being Lender Group Expenses);

(e)            without notice to or demand upon Borrower or any other Person, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent at a place that Agent may designate which is reasonably convenient to both parties. Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Agent’s determination appears to conflict with the priority of Agent’s Liens in and to the Collateral and to pay all expenses incurred in connection therewith and to charge Borrower’s Loan Account therefor. With respect to any of Borrower’s owned or leased premises, Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group’s rights or remedies provided herein, at law, in equity, or otherwise;

(f)            without notice to Borrower (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by the Lender Group (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by the Lender Group;

(g)            hold, as cash collateral, any and all balances and deposits of Borrower held by the Lender Group, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations;

(h)            ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Borrower Collateral. Borrower hereby grants to Agent a license or other right to use, without charge, Borrower’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Borrower Collateral, in completing production of, advertising for sale, and selling any Borrower Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to the Lender Group’s benefit;

(i)            sell the Borrower Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Agent determines is commercially reasonable. It is not necessary that the Borrower Collateral be present at any such sale;

(j)            except in those circumstances where no notice is required under the Code, Agent shall give notice of the disposition of the Borrower Collateral as follows:

(i)            Agent shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Borrower Collateral, the time on or after which the private sale or other disposition is to be made; and

(ii)            the notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Borrower Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(k)            Agent, on behalf of the Lender Group, may credit bid and purchase at any public sale;

(l)            Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Borrower Collateral or to operate same and, to the maximum extent permitted by applicable law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

(m)            exercise any and all rights of Borrower under the Sale and Servicing Agreement or assume or assign any and all rights and responsibilities to collect, manage, and service the Notes Receivable, including (i) the responsibility for the receipt, processing and accounting for all payments on account of the Notes Receivable, (ii) periodically sending demand notices and statements to the Account Debtors or makers of Notes Receivable, (iii) enforcing legal rights with respect to the Notes Receivable, including hiring attorneys to do so to the extent Agent or such assignee deems such engagement necessary, and (iv) taking all lawful actions and procedures which Agent or such assignee deems necessary to collect the Notes Receivable (with all amounts incurred by Agent pursuant to this Section 9.1(m) being Lender Group Expenses); and

(n)            exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents or applicable law.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Revolving Credit Availability Period and the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.

9.2            Special Rights of the Lender Group in Respect of Notes Receivable and Purchased Participations. Without limiting Section 9.1, upon the occurrence and during the continuation of an Event of Default involving the failure by Borrower, Servicer or any replacement servicer to perform its servicing obligations in respect of any Notes Receivable or purchased participations, or failure to take any action necessary to preserve the ongoing performance, enforceability or value thereof, Agent shall have the right to take such action as Agent may deem necessary in its Permitted Discretion to preserve the ongoing performance and enforceability of any such Note Receivable or purchased participation and preserve the value thereof, respectively, including without limitation, taking any action that Borrower or Servicer is required or authorized to take in respect thereof or to otherwise properly service same, or contract with any Person to take or perform any such actions. Borrower hereby grants to Agent, effective upon the occurrence and during the continuation of an Event of Default, a special power of attorney (which shall be irrevocable, coupled with an interest and include power of substitution) to take any action authorized in this paragraph until the earliest to occur of the waiver of such Event of Default, the cure of such Event of Default to Agent’s satisfaction, or the payment in full of the Obligations. Any advances, payments or other costs or expenses made or incurred by Agent in taking any action authorized under this paragraph shall be Lender Group Expenses and included within the Obligations and reimbursed to Agent on demand or, at Agent’s Permitted Discretion charged and treated as Advances. Agent’s rights under this Section 9.2 are cumulative of all other rights of the Agent under the Loan Documents and may be exercised in whole or in part, in Agent’s Permitted Discretion. Agent shall have no obligation to take any action under this Section 9.2, and no undertaking by Agent under this paragraph shall obligate Agent to continue any such action or to take any other or additional action under this Section 9.2. Nothing in this Section 9.2 shall be construed as authorizing or causing a replacement of the Servicer absent the occurrence and continuation of an Event of Default.

9.3            Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.            TAXES AND EXPENSES.

If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its Permitted Discretion and without prior notice to Borrower, may do any or all of the following: (a) make payment of the same or any part thereof (provided that Agent shall not pay taxes that are the subject of a Permitted Protest and that Agent shall, in any event, consult with the Borrower prior to making any such payment), (b) set up such reserves against the Borrowing Base or the Maximum Revolver Amount as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.            WAIVERS; INDEMNIFICATION.

11.1            Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

11.2            The Lender Group’s Liability for Borrower Collateral. Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Borrower Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Borrower Collateral shall be borne by Borrower.

11.3            Indemnification. Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons with respect to each Lender (each, an “Indemnified Person”) harmless (to the fullest extent permitted by applicable law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, costs (but excluding for the avoidance of doubt any Excluded Taxes), penalties, and damages, and all reasonable fees and disbursements of attorneys, experts and consultants and other reasonable costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrower’s and its Subsidiaries’ compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Borrower or any of its Subsidiaries (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.            NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Borrower or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrower or Agent, as the case may be, at its address set forth below:

If to Borrower:	Horizon Credit II LLC
c/o Horizon Technology Finance Corporation
312 Farmington Avenue
Farmington, CT 06032
Attn: Jay Bombara
Fax No. 860- 676-8655

with copies to:	Holland & Knight LLP
One Stamford Plaza
263 Tresser Boulevard, Suite 1400
Stamford, CT 06901-3271
Attn: Evan S. Seideman, Esq.
E-mail: evan.seideman@hklaw.com
Fax No.: 203-905-4501

If to Agent:	KeyBank National Association
Specialty Finance and Syndications
1000 McCaslin Blvd.
Superior, CO 80027
Attn: Richard Andersen
Confirmation No.: (720) 304-1247
E-mail: LAS.Operations.KEF@key.com

Agent and Borrower may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Borrower Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail as provided herein, or if sent by facsimile when sent with receipt confirmed by the recipient. Borrower acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Borrower Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13.            CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)            THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)            THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

(c)            TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)            BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

14.            ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

14.1            Assignments and Participations

(a)            With (i) the prior written consent of Borrower, which consent of Borrower shall not be unreasonably withheld, delayed or conditioned, and shall not be required (A) if a Default or an Event of Default has occurred and is continuing, or (B) in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender (provided that Borrower shall be deemed to have consented to a proposed assignment unless it objects thereto by written notice to Agent within five (5) Business Days after having received notice thereof), and (ii) the prior written consent of Agent, which consent of Agent shall not be unreasonably withheld, delayed or conditioned, and shall not be required in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender, any Lender may assign and delegate to one or more assignees so long as in each case such prospective assignee is an Eligible Transferee (each, an “Assignee”; provided, however, that neither Borrower nor any Affiliate of Borrower shall be permitted to become an Assignee) all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by the Agent) of $5,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or (y) a group of new Lenders, each of whom is an Affiliate of each other or a fund or account managed by any such new Lender or an Affiliate of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, however, that Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (I) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee, (II) such Lender and its Assignee have delivered to Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 14.1(b), and (III) unless waived by the Agent, the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $5,000.

(b)            From and after the date that Agent notifies the assigning Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation among Borrower, the assigning Lender, and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 16 and Section 17.9(a) of this Agreement.

(c)            By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)            Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 14.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)            Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collections, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. Each Participant shall be entitled to the benefits of Section 11.3 and Section 16.11 (subject to the requirements and limitations therein, under Section 15.2 and otherwise in this agreement, read as if a Participant were a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment; provided, however, that a Participant shall not be entitled to receive any greater payment under Section 11.3 and Section 16.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(f)            In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Borrower and its business.

(g)            Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

14.2            Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

15.            AMENDMENTS; WAIVERS.

15.1            Amendments and Waivers.

(a)            No amendment or waiver of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and Borrower, do any of the following:

(i)            increase the amount of or extend the expiration date of any Commitment of any Lender,

(ii)            postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii)            reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.5(b), which waiver shall be effective with the written consent of the Required Lenders),

(iv)            amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)            amend, modify, or eliminate Section 16.12,

(vi)            other than as permitted by Section 16.12, release Agent’s Lien in and to any of the Collateral;

(vii)            amend, modify, or eliminate the definition of “Required Lenders” or “Pro Rata Share”,

(viii)            contractually subordinate any of the Agent’s Liens,

(ix)            release Borrower or any Guarantor from any obligation for the payment of money, or consent to the assignment or transfer by Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(x)            amend, modify, or eliminate any of the provisions of Section 2.4(a) or (b),

(xi)            amend, modify, or eliminate any of the provisions of Section 14.1(a) to permit Borrower or an Affiliate of Borrower to be permitted to become an Assignee,

(xii)            amend, modify, or eliminate the definition of “Borrowing Base” or any of the defined terms (including the definition of Eligible Notes Receivable) that are used in such definition to the extent that any such change results in more credit being made available to Borrower based upon the Borrowing Base, but not otherwise, or the definitions of “Maximum Revolver Amount,” or

(xiii)            amend, modify, or eliminate the definition of “Revolving Credit Availability Period,” “Amortization Commencement Date,” “Amortization Period” or any of the provisions of Section 2.2.

(b)            No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrower (and shall not require the written consent of any of the Lenders), and (ii) any provision of Section 16 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower, and the Required Lenders,

(c)            Anything in this Section 15.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of Borrower, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender.

15.2            Replacement of Certain Lenders.

(a)            If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16.11, then Borrower or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Holdout Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Holdout Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)            Prior to the effective date of such replacement, the Holdout Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including all interest, fees and other amounts that may be due in payable in respect thereof). If the Holdout Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Holdout Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Holdout Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 14.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Holdout Lender or Tax Lender, as applicable, shall remain obligated to make the Holdout Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Advances.

15.3            No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

16.            AGENT; THE LENDER GROUP.

16.1            Appointment and Authorization of Agent. Each Lender hereby designates and appoints KeyBank as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 16. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Borrower, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Borrower as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Borrower, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower, the Obligations, the Collateral, the Collections of Borrower, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

16.2            Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

16.3            Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Borrower.

16.4            Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

16.5            Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

16.6            Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent's or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

16.7            Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Borrower received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by Borrower, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so) from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

16.8            Agent in Individual Capacity. KeyBank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Affiliates and any other Person party to any Loan Document as though KeyBank were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include KeyBank in its individual capacity.

16.9            Successor Agent. Agent may resign as Agent upon thirty (30) days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower (unless such notice is waived by Borrower) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

16.10            Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

16.11            Withholding Taxes.

(a)            Unless otherwise required by any applicable law, all payments under any Loan Document shall be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrower shall comply with the next sentence of this Section 16.11(a). If any Taxes other than Excluded Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.11(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrower shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Borrower will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrower.

(b)            Borrower agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document. For the avoidance of doubt, the obligation under this Section 16.11(b) shall not apply to any Excluded Taxes.

(c)            Each Lender agrees with and in favor of Borrower and Agent, to deliver to Borrower and Agent one of the following before receiving its first payment under this Agreement, whenever a lapse in time or change in circumstances of such Person renders such documentation obsolete or inaccurate, at such other time or times prescribed by applicable laws or when otherwise reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Agent, as the case may be, to determine (i) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (ii) if applicable, the required rate of withholding or deduction, and (iii) such Person’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Person by the Borrower pursuant to this Agreement or otherwise to establish such Person’s status for withholding Tax purposes in the applicable jurisdiction. Without limiting the generality of the foregoing, each Lender will comply with whichever of the following applies to it:

(i)            if a Foreign Lender is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(ii)            if a Foreign Lender is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;

(iii)            if a Foreign Lender is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv)            if a Foreign Lender is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(v)            if the Lender is a United States person within the meaning of IRC section 7701(a)(30) (a “U.S. Lender”), a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

Each Lender shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Borrower and Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)            If a Lender claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender agrees with and in favor of Borrower and Agent, to deliver to Borrower and Agent any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, however, that nothing in this Section 16.11(d) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Borrower and Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(e)            If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Borrower or Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Borrower or Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Borrower and Agent harmless for all amounts paid, directly or indirectly, by Borrower or Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Borrower or Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16.11, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(f)            If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 16.11, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrower (but only to the extent of payments made, or additional amounts paid, by Borrower under this Section 16.11 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16.11 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrower or any other Person.

(g)            With respect to any claim for compensation for Taxes, the Borrower shall not be required to compensate the Agent or any Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that the Agent or such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(h)            Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 16.11(a) or Section 16.11(b) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid the consequences of such event, including to designate another lending office for any Advances affected by such event or to assign its rights and obligations with respect to such Advances to another of its offices, branches or affiliates; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 16.11(h) shall affect or postpone any of the obligations of Borrower or the rights of such Lender pursuant to Section 16.11(a) and Section 16.11(b).

16.12            Collateral Matters

(a)            The Lenders hereby irrevocably authorize Agent, (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if such sale or disposition is a Permitted Disposition or Borrower certifies to Agent that the sale or disposition is permitted under Section 7.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Borrower owned no interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to Borrower under a lease that has expired or is terminated in a transaction permitted under this Agreement. Borrower and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law. In connection with any such credit bid or purchase, the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. The Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property.

(b)            Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by Borrower or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.

16.13            Restrictions on Actions by Lenders; Sharing of Payments

(a)            Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)            If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

16.14            Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

16.15            Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

16.16            Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

16.17            Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a)            is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b)            expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)            expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon the Books, as well as on representations of Borrower’s personnel,

(d)            agrees to keep all Reports and other material, non-public information regarding Borrower and its operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e)            without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower to Agent that has not been contemporaneously provided by Borrower to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

16.18            Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

16.19            Erroneous Payments.

(a)            If the Agent notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)            an error may have been made (in the case of immediately preceding clauses (x) or (y)) or an error has been made (in the case of immediately preceding clause (z)) with respect to such payment, prepayment or repayment;

(ii)            such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof and that it is so notifying the Agent pursuant to this Section 16.20(b).

(c)            Each Lender hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Agent to such Lender, from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)            In the event an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s request to such Lender at any time, (i) such Lender shall be deemed to have assigned its Advances (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Advances”) in an amount equal to the Erroneous Payment Return Deficiency (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Advances, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an approved electronic platform as to which the Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Advances to the Borrower or the Agent, (ii) the Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment and (iii) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(e)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 16.20 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

17.            GENERAL PROVISIONS.

17.1            Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2            Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3            Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4            Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5            Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrower may obtain Bank Products from any Bank Product Provider, although Borrower is not required to do so. Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6            Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and Borrower, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to Borrower arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Borrower, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7            Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8            Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or any Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrower or such Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.9            Confidentiality.

(a)            Agent and the Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrower and its Affiliates, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)            Anything in this Agreement to the contrary notwithstanding, Agent may (i) provide customary information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services, and (ii) use the name, logos, and other insignia of Borrower and Horizon and the total Commitments provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of Agent; provided, however, that Agent must first provide Horizon with an opportunity to review and approve any such use. Anything in this Agreement to the contrary notwithstanding, Borrower, Horizon and Horizon Management may use the name, logos, and other insignia of Agent and members of the Lender Group, along with the total Commitments provided hereunder, in any “tombstone” or comparable advertising, on its website or in other marketing materials of Borrower, Horizon or Horizon Management; provided, however, that Borrower, Horizon or Horizon Management, as the case may be, must first provide Agent and each member of the Lender Group with an opportunity to review and approve any such use.

17.10            Lender Group Expenses. Borrower agrees to pay the Lender Group Expenses on the earlier of (a) the first day of the month following the date on which such Lender Group Expenses were first incurred or (b) the date on which demand therefor is made by Agent. Borrower agrees that its obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.

17.11            Survival. All representations and warranties made by Borrower or its Affiliates in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.

17.12            Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for Borrower and its Affiliates and (b) OFAC/PEP searches and customary individual background checks for the senior management and key principals of Borrower and its Affiliates, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Expenses hereunder and be for the account of Borrower.

17.13            Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.14            Amendment and Restatement. This Agreement amends and restates in its entirety that certain Amended and Restated Loan and Security Agreement dated as of November 4, 2013 (as amended from time to time, the “Original Loan Agreement”), among the Borrower, the lenders party thereto, and KeyBank (as successor in interest to Key Equipment Finance, Inc.) as the Agent. Anything contained herein to the contrary notwithstanding, this Agreement is not intended to and shall not serve to effect a novation of the “Obligations” (as defined in the Original Credit Agreement). From and after the effectiveness of this Agreement, the rights and obligations of the parties under the Original Loan Agreement shall be subsumed and governed by this Agreement. Without limiting the generality of the foregoing, the Collateral described in the Original Loan Agreement does and shall continue to secure the payment of all “Obligations” of the Borrower under the “Loan Documents,” referred to in the Original Loan Agreement, in each case, as amended by this Agreement. The Loan Documents and all agreements, instruments and documents executed or delivered in connection with any of the foregoing shall each be deemed to be amended to the extent necessary to give effect to the provisions of this Agreement. Each reference to the “Loan Agreement” in any Loan Document shall mean and be a reference to this Agreement (as further amended, restated, supplemented or otherwise modified from time to time). Cross-references in the Loan Documents to particular section numbers or defined terms in the Original Loan Agreement shall be deemed to be cross-references to the corresponding sections or defined terms, as applicable, of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

HORIZON CREDIT II LLC,
a Delaware limited liability company, as Borrower

By:
Name:	Robert D. Pomeroy, Jr.
Title:	Chief Executive Officer

KEYBANK NATIONAL ASSOCIATION,
as Agent and as a Lender

By:
Name:
Title:

SIGNATURE PAGE TO

LOAN AND SECURITY AGREEMENT

MUFG UNION BANK, N.A.,
as a Lender

By:
Name:
Title:

SIGNATURE PAGE TO

LOAN AND SECURITY AGREEMENT

HITACHI CAPITAL AMERICA CORP.,
as a Lender

By:
Name:
Title:

SIGNATURE PAGE TO

LOAN AND SECURITY AGREEMENT